     As filed with the Securities and Exchange Commission on April 15, 1998
                                                    Registration No. 333-43919

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
-------------------------------------------------------------------------------

                                 Amendment No. 1
                                        to

                                    Form S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)

         Colorado                                  1301                                  88-0218499
(State or other jurisdiction of        (Primary standard industrial       (I.R.S. employer identification no.)
 incorporation or organization)         classification code number)

                                3-5 Audrey Avenue
                           Oyster Bay, New York 11771
              telephone: (516) 922-4170; facsimile: (516) 922-4174
                          (Address and telephone number
         of principal executive offices and principal place of business)
                                SAM L. BASS, JR.
                      President and Chief Executive Officer
                  Environmental Remediation Holding Corporation
                                3-5 Audrey Avenue
                           Oyster Bay, New York 11771
              telephone: (516) 922-4170; facsimile: (516) 922-4174
            (Name, address and telephone number of agent for service)
                              --------------------
                          Copies of communications to:
                             STEPHEN A. WEISS, ESQ.
                            SPENCER G. FELDMAN, ESQ.
                Greenberg Traurig Hoffman Lipoff Rosen & Quentel
                              The MetLife Building
                                 200 Park Avenue
                            New York, New York 10166
                            telephone: (212) 801-9200
                            facsimile: (212) 801-6400


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                     CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                                                  Proposed
                                                               Proposed           Maximum
 Aggregate                                                     Maximum            Aggregate       Amount of
Title of Each Class of                      Amount to be       Offering Price     Offering        Registration
Securities to be Registered                 Registered         Per Unit (1)       Price(1)        Fee(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share...16,482,028 shares    $ 2.06/1.22       $23,227,178    $6,852.01
=============================================================================================================

(1) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based on the average of the quoted high and low prices of the Registrant's Common Stock in the over-the-counter market on the OTC Bulletin Board (a) as to 3,698,000 shares, at $2.06 per share on January 2, 1998, the date prior to the filing of the Registration Statement, and (b) as to 12,784,028 shares, at $1.22 per share on April 8, 1998, the date prior to the filing of Amendment No. 1 to the Registration Statement.

(2) A registration filing fee of $2,247.27 has previously been paid. A wire transfer in the amount of $4,604.74, representing the balance of the total registration filing fee, accompanies this Amendment No. 1 to the Registration Statement.

                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 15, 1998


PROSPECTUS
                  Environmental Remediation Holding Corporation

                              --------------------


         This Prospectus relates to an aggregate of up to 16,482,028 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of Environmental Remediation Holding Corporation, a Colorado corporation (the "Company"), which may be sold from time to time by the persons and entities listed as selling shareholders herein (the "Selling Shareholders"). A maximum of 3,723,800 shares of Common Stock offered hereby are issuable by the Company to the investors listed in the Securities Purchase Agreement (the "Investors"), pursuant to a Securities Purchase Agreement, dated as of October 15, 1997 (the "Securities Purchase Agreement"), upon the conversion of the Company's 5.5% convertible senior subordinated secured notes due 2002 (the "Notes") (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of its warrants to purchase Common Stock (the "Warrants") (at an exercise price of $2.83 per share) held by the Investors. The maximum number of shares of Common Stock which may be issued by the Company upon conversion of the Notes and the exercise of the Warrant is up to 3,440,000 shares and 283,800 shares, respectively. Because the conversion rate of the Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to convert all the Notes were to have been received on April 8, 1998, the lowest applicable conversion rate would have been $.96 per share (80% of the average share price for the five consecutive trading days preceding such date), resulting in a total of 3,723,800 shares of Common Stock issuable upon conversion (including 283,800 shares into which the Warrants are exercisable), subject to certain conditions. The Investors acquired the Notes and Warrants in a private placement from October to December 1997.

         In addition, a maximum of 12,758,228 shares of Common Stock offered hereby are issuable in tranches by the Company to Kingsbridge Capital Limited, a British Virgin Islands company ("Kingsbridge"), which may receive such shares pursuant to a Private Equity Line of Credit Agreement, dated as of March 23, 1998 (the "Investment Agreement"). The purchase price of the shares of Common Stock issuable pursuant to the Investment Agreement is based on future market prices at the time the shares are purchased and sold. The timing of purchases and the amount of Common Stock sold to Kingsbridge will be determined by the Company. Upon each purchase and sale of shares, the Company will supplement this Prospectus to reflect the amount of shares to be resold by Kingsbridge. In connection with entering into the Investment Agreement, the Company issued to Kingsbridge a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share. (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 21, 1998.

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company will, however, receive the net proceeds from any exercise of the warrants issued to the Investors and to Kingsbridge. See "Selling Shareholders."

         The Shares may be sold from time to time by the Selling Shareholders on one or more exchanges or markets in ordinary brokerage transactions, or otherwise, at then prevailing market prices or in privately negotiated transactions. See "Plan of Distribution."

         The Company's Common Stock is quoted in the over-the-counter market on the OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "ERHC." The last sale price of the Common Stock, as quoted on the OTC Bulletin Board on April 8, 1998, was $1.31 per share.

         The Company will pay all the expenses, estimated to be approximately $100,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of the Selling Shareholders. The Shares are being registered pursuant to registration rights agreements with the Investors and Kingsbridge.

                              --------------------

            The Shares offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 hereof.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------
                   The date of this Prospectus is April  , 1998

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk and investors should carefully consider information set forth in "Risk Factors." In addition, this Prospectus contains "forward looking statements" that involve risks and uncertainties, including those described under "Risk Factors." As used in this Prospectus, unless the context otherwise requires, the term "Company" refers to Environmental Remediation Holding Corporation and its wholly-owned subsidiary, Bass American Petroleum Company.

                                   The Company

         Environmental Remediation Holding Corporation (the "Company") is an independent oil and gas company formed in 1995 to focus on acquiring and servicing marginally-producing oil and natural gas properties which contain the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary horizontal drilling tool. The Company is also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has additionally begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil-producing areas, which could benefit from the Company's experienced executive team in managing the development and exploitation of possible reserves. In May 1997, the Company entered into an exclusive joint venture with the Democratic Republic of Sao Tome & Principe ("Sao Tome"), a set of islands located in the Gulf of Guinea off the coast of central West Africa, to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. The Company is currently in the initial phase of project development and is conducting geophysical, seismic, environmental and engineering feasibility studies. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales are expected to occur in late 1998. The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf.


         The Company has entered into a number of recent transactions in connection with its workover and recovery operations. In August 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of south Texas, one of the largest producing natural gas areas in the United States. According to independent reserve reports separately prepared by David K. Davies and Associates, Inc. and Sandwood Consultants, it is estimated that this area contains 100 billion cubic feet ("BCF") of natural gas per 640 acre section. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expects to ultimately recover up to 5 BCF per well using 5% of the estimated inplace reserves. The daily production rates from these wells cannot be determined until the completion and evaluation of the current well testing program in spring 1998. In addition, the Company acquired in February and March 1997 two leases in oil fields located in Rusk County and Wichita County, Texas. These oil fields, which together comprise approximately 1,200 acres and 200 wells, have proven reserves totaling 2.5 million barrels of oil, as verified by Joseph Shoaf, P.E., an independent reservoir engineer. The Company estimates that, after reworking the wells using various techniques including its proprietary drilling tool, these wells could produce from 500 to 800 cumulative barrels of oil per day. Through December 1997, the Company had recompleted 18 oil wells and is currently producing and selling "test" oil from the Wichita County field.

         The Company also holds interests in oil and natural gas leases in Utah. In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. It is estimated that the first approximately 36 wells will be scheduled for recompletion and stimulation in early 1998 and the Company estimates that, after initial workover operations are completed, these wells could produce in excess of 3,900 barrels of oil per day. A 1993 independent reserve report prepared by Richard Stephen Shuster, P.E. indicates, based on a study of 133 of such wells, estimated reserves of approximately 5.77 million barrels of oil and
23.4 BCF of natural gas on these sites. These estimates are subject to internal verification by the Company. In September 1997, the Company acquired net revenue interests ranging from 80% to 84% (and 100% working interest) in oil and gas properties totaling 13,680 acres, located near the MIII fields, currently producing approximately 200 barrels of oil per day from eight producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenue for the Company in November 1997. A 1996 independent reserve report prepared by Ralph L. Nelms indicates that the gross recoverable reserves of these properties total approximately 2.624 million barrels of oil and 3.302 BCF of natural gas.

         Another significant aspect of the Company's current business is providing environmental remediation services to oil and gas operators. All of the Company's revenues during the fiscal year ended September 30, 1997 were attributable to providing these services, which include environmental engineering, hazardous waste (including naturally occurring radioactive material) remediation and disposal, oil spill, soil decontamination and non-hazardous oilfield waste cleanup, as well as "plug and abandonment" of oil and gas wells, all in accordance with strict federal, state and local environmental regulations. In April 1997, the Company entered into a master service agreement with Chevron Oil Company ("Chevron") to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. The Company has designed this specialized "plug and abandonment" barge to remediate off shore well locations and is capable of working in coastal waters as shallow as 19 inches. In addition, through management's extensive relationships in the oil and gas industry, the Company has obtained a ten-year concession with the Panama Canal Commission, through a joint venture with Centram Marine Services, S.A., to supply fuel to tankers and other commercial vessels traversing the Panama Canal. These operations are expected to commence in mid-1998, provided adequate financing is secured.

         The Company believes that, at its current stage of development, it is more economical and less speculative to rework and recomplete existing wells than to drill exploratory wells in search of new oil and gas deposits. Using the Company's proprietary horizontal drilling tool, known as the BAPCO Tool, the Company has had, according to internal data, an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for enhancement of primary recovery by use of the BAPCO tool or candidates for secondary recovery. The Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in larger workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah.

         Beginning in the early 1990's, both secondary recovery of oil reserves and environmental remediation of abandoned oil wells have become major items of interest in the oil and gas industry. According to current industry statistics, it is estimated that only 7.5% to 15% of total oil reserves are recovered in primary drilling operations due to the significant incremental costs involved in exploiting far-reaching reservoirs of an oil formation. Following primary drilling operations, large independent oil companies have typically outsourced some or all of the required "plug and abandonment" work to environmental remediation firms, such as the Company. By conducting enhanced primary or secondary recovery operations utilizing the BAPCO Tool on the otherwise abandoned wells, the Company believes that it is able to effectively extend the economic life of an oil field and increase existing oil recovery by up to 30%, prior to formal abandonment. The Company, which provides primary and secondary recovery, "plug and abandonment" operations and environmental remediation services, believes that, in the United States alone, there are hundreds of oil and natural gas fields which could benefit from these services.

         The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of (i) acquiring marginally-producing oil and gas properties, at favorable prices, with still significant resource recovery potential through workovers utilizing the Company's proprietary drilling technology, (ii) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, and (iii) continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally.

         The Company's principal executive offices are located at 3-5 Audrey Avenue, Oyster Bay, New York 11771, and its telephone number is (516) 922-4170. The Company's main operational facility is located at 1686 General Mouton, Lafayette, Louisiana 70508, and its telephone number is (318) 264-9657.


                                             The Offering


Shares Offered.........................................     Up to 16,482,028 shares of Common Stock.

Shares Outstanding:

     Before the Offering...............................     24,858,289 shares of Common Stock.

     After the Offering................................     Up to 41,340,317 shares of Common  Stock,
                                                               assuming the full conversion of the Notes
                                                               and exercise of the warrants issued to the
                                                               Investors and Kingsbridge. See "Selling
                                                               Shareholders" for a description of the
                                                               conversion rate of the Notes.

Use of Proceeds........................................     Other than the exercise price of the warrants
                                                               issued to the Investors and Kingsbridge,
                                                               the Company will not receive any  proceeds
                                                               from the sale of the Shares by the Selling
                                                               Shareholders.

Trading Symbol.........................................     ERHC



                                  Risk Factors

         An investment in the Shares offered hereby involves a high degree of risk, including without limitation, the Company's limited operating history, volatility of oil and natural gas prices, the uncertainty of reserve information and future net revenue estimates, the Company's concentration in Texas and Utah, substantial capital requirements, drilling and operating risks, reliance on its Sao Tome joint venture, risks inherent in international operations, reserve replacement risk, compliance with governmental and environmental regulations, and competition. An investment in the Shares offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                          Summary Financial Information

                                                               Fiscal Years ended                             Three Months ended
                                                                 September 30,                                   December 31,
                                             -------------------------------------------------------    ----------------------------
Statement of Operations Data:                    1995(1)            1996(2)             1997(3)             1996              1997
                                             ----------------    --------------     ----------------    -------------    -----------
Revenues:
     Environmental remediation               $0                  $0                 $108,944            $0               $146,083
       services
     Crude oil sales                         0                   0                  0                   0                96,914

Cost of sales and expenses:

     Environmental remediation               0                   0                  53,991              0                8,511
     Crude oil                               0                   0                  0                   0                35,851
     Operating expenses                      3,404               714,938            16,860,262          127,178          1,910,860

Other income and expenses                    0                   60,477             (33,456)            0                0
Income before income taxes and
   extraordinary item                        (3,404)             (654,461)          (16,838,765)        (127,178)        (1,767,712)
Provision (benefit) for
   income taxes                              0                   0                  0                   0                0
Net income (loss) (4)                        (3,404)             (654,461)          (16,838,765)        (127,178)        (1,767,712)
Net income (loss) per share                  (0.01)              (0.27)             (1.60)              (0.04)           (0.07)
Weighted average Common Shares outstanding   398,643             2,469,511          10,500,293          3,239,374        24,017,700


Balance Sheet Data (at end of period):

Property and equipment                       0                  $2,431,987         $2,733,274                           $4,597,072
Total assets                                 0                   2,436,987          17,749,231                           23,193,689
Total liabilities                            3,316               6,730              1,748,376                            6,199,552
Stockholders' equity                         (3,316)             2,430,257          14,000,855                           15,494,137

--------------------
(1) Reflects the operations of Environmental Remediation Funding Corporation ("ERFC"), the Company's predecessor, from the date of its incorporation on September 5, 1995. See "The Company."


(2) The Company acquired 100% of the issued and outstanding common stock of ERFC, effective August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. See Note 1 to Notes to Consolidated Financial Statement.


(3) On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, which was accounted for as a purchase. See "The Company."


(4) The net cash operating loss of the Company was $1,283,900 and $83,700 for the fiscal years ended September 30, 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk. Accordingly, in analyzing an investment in these Shares, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this offering unless such investor can afford a complete loss of his investment.

Limited Operating History; Significant Net Loss


         The Company, which was formed in September 1995, has a limited operating history upon which investors may base their evaluation of its performance. The Company has acquired substantially all of its oil and gas properties within the past year. As a result of the Company's recent formation and the brief operating history of its properties, the operating results from the Company's operation of its properties may not be indicative of future results that may be obtained by the Company. For the three months ended December 31, 1997 and the fiscal year ended September 30, 1997, the Company had total revenues of $242,997 and $108,944, respectively, and net losses of $2,146,552 and $17,012,052, respectively. As of December 31, 1997 and September 30, 1997, the Company had stockholders' equity of $15,494,137 and $14,000,855 rspectively, and working capital deficits of $1,116,394 and $1,204,925, respectively. There can be no assurance that the Company will generate revenues or production attributable to its oil and gas properties. In addition, in the event the Company does not attain certain minimum production levels over specified timeframes of its oil and gas properties, the Company could forfeit certain leases without receiving any revenues therefrom. Any future growth of the Company's oil and natural gas reserves, production and operations could place significant demands on the Company's financial, operational and administrative resources.

Volatility of Oil and Natural Gas Prices

         The Company's revenues, operating results, profitability and future growth and the carrying value of its oil and natural gas properties will be substantially dependent upon the prices received for its oil and natural gas. Historically, the markets for oil and natural gas have been volatile and such volatility may continue or recur in the future. Various factors beyond the control of the Company will affect prices of oil and natural gas, including the worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil or natural gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment. Any significant decline in the price of oil or natural gas would adversely affect the Company's revenues and operating income and could require an impairment in the carrying value of its oil and natural gas properties.

Uncertainty of Reserve Information and Future Net Revenue Estimates

         There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the control of the Company. Estimates of proved undeveloped reserves and reserves recoverable through enhanced oil recovery techniques are by their nature uncertain. The reserve information set forth in this Prospectus represents estimates only. Although the Company believes such estimates as to its properties to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

         Estimates of oil and natural gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable qualities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

Substantial Capital Requirements

         The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of its oil and natural gas properties. Historically, the Company has funded capital expenditures through a combination of equity contributions and short-term financing arrangements. The Company believes that it will require a combination of additional financing and cash flow from operations to implement future development plans. Although Company management is exploring the private and/or public equity markets as potential capital sources in connection with its development plans, the Company currently does not have any binding arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to it on reasonable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, shareholders of the Company may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under a bank arrangement or other credit facility, the Company could have a reduced ability to execute current development plans, replace reserves or to maintain production levels, any of which could result in decreased production and revenue over time.

Concentration in Texas and Utah

         The Company's properties in Texas and Utah constitute all of the Company's existing inventory of producing properties and drilling locations. Substantially all of the Company's 1998 budget is associated with drilling in these regions. There can be no assurance that the Company's operations in these regions will yield positive economic returns. Failure of the properties to yield significant quantities of economically attractive reserves and production would have a material adverse impact on the Company's future financial condition and results of operations.

Drilling and Operating Risks

         Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled by the Company will be productive or that the Company will recover all or any portion of its drilling costs. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, recompleting and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which will be beyond the Company's control, including economic conditions, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on future results of operations and financial condition.


Potential Risks of Insufficient Insurance Coverage

         Oil and natural gas operations are subject to hazards and risks inherent in drilling for the producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties. As protection against operating hazards, the Company currently maintains insurance coverage against some, but not all, potential losses. The Company may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third-party insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance on Sao Tome Joint Venture

         Management of the Company expects that activities conducted pursuant to its Sao Tome joint venture agreement and revenues therefrom will account for a significant portion of the activities and revenues of the Company in the future. Pursuant to the terms of the agreement, Sao Tome has the right to terminate the agreement in the event the Company fails to make the remaining concession fee payment of $3,000,000 at the time Sao Tome determines, and the United Nations accepts, the 200 mile exclusive economic zone boundaries (expected to be by March 1998) or fails to timely commence the orderly development of the national oil and gas joint venture company. There can be no assurance that the operations under the joint venture, even if the remaining concession fee payment is made, as to which there can be no assurance, will be conducted on a profitable basis.

Risks Inherent in International Operations


         The Company's foreign operations are subject to various risks associated with doing business overseas, such as the possibility of armed conflict and civil disturbance, the instability of foreign economies, currency fluctuations and devaluation, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or the expropriation of property. Additionally, the ability of the Company to compete overseas may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. The Company is subject to taxation in many jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries and related entities are routinely examined by foreign tax authorities.
                                    8

         The Company has also encountered other international risks in connection with its joint venture with Sao Tome. The Company has been informed that each of the countries of Gabon, Equatorial Guinea and Cameroon claim a 200-mile economic zone which results in undefined borders or common areas in which production would be shared proportionally. In 1996, agencies of the United Nations and a multicountry commission began to study the respective countries' border lines and common area rights, although there has been no resolution to date. See "Business-Managing Exploratory Activities."


Material Foreign Currency Risks

                  Revenues from the Company's operations in Sao Tome and substantially all raw material purchases for use in Sao Tome will be U.S. dollar-denominated and managed through the Company's Louisiana operational facility. The Company believes that it will not be significantly affected by exchange rate fluctuations in local African currencies relative to the U.S. dollar. The Company believes that the effects of such fluctuations will be limited to wages for local laborers and operating supplies, neither of which is expected to be material to the Company's results of operations when the joint venture begins more substantial operations in Sao Tome. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Overview."

Reserve Replacement Risk

         The future success of the Company will depend in large part upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. The Company's proved reserves will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves. As of December 31, 1997, approximately 65.6% of the Company's total proved reserves were undeveloped. In order to increase reserves and production, the Company must continue development and exploitation drilling programs or undertake other replacement activities. Current development plans include increasing the Company's reserve base through continued drilling, development and exploitation of existing properties of the Company. There can be no assurance, however, that planned development and exploitation projects will result in significant additional reserves or that the Company will have success drilling productive wells at anticipated finding and development costs.

Compliance with Governmental Regulations

         Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the space of wells, unitization and pooling of properties, taxation and alterations to the Company's development plans could have a material adverse effect on operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes that it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company cannot predict the ultimate cost of compliance with these requirements or their effect on operations. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on the Company's financial condition and results of operations. See "Business-Governmental Regulation."

Compliance with Environmental Regulations

         The Company's workover and environmental remediation services routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substance. The Company's operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous materials, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. Laws protecting the environment have generally become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs and other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, others. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on the Company's financial condition.

         Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on the Company. For example, legislation has been proposed from time to time in Congress which would reclassify oil and natural gas production wastes as "hazardous wastes." If enacted, such legislation could dramatically increase operating costs for domestic oil and natural gas companies, and this could reduce the market for the Company's services by making many wells and/or oilfields uneconomical to operate. To date, such legislation has not made significant progress toward enactment. See "Business - Environmental Regulation and Claims."


Dependence on Key Personnel


         The Company's success is highly dependent on Sam L. Bass, Jr., the Company's President and Chief Executive Officer, and James R. Callender, Sr., its Chief Operating Officer, and a limited number of other senior management and technical personnel. Loss of the services of any of those individuals could have a material adverse effect on the Company's operations. As of March 20, 1998, none of the Company's executive officers is covered by a long-term employment agreement and the Company does not possess any key-person life insurance policies on the lives of any such officers. Furthermore, demands on the time of some of its executive officers in pursuing other businesses, while not competitive with the business of the Company, could nevertheless reduce the time available to manage the business of the Company. See "Management."

Control by Existing Shareholders

         Sam L. Bass, Jr., the Company's President and Chief Executive Officer, and the other officers and directors of the Company beneficially own approximately 35.0% and 8.0%, respectively, of the outstanding Common Stock on December 31, 1997. Accordingly, Mr. Bass and such persons may be able to control the outcome of
                                       10
shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Certificate of Incorporation or By-laws and the approval of mergers and other significant corporate transactions.

Competition

         The Company will operate in the highly competitive areas of oil and natural gas acquisition, exploration and production with other companies, most of which have substantially larger financial resources, operations, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, the Company will face intense competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company. The effects of this highly competitive environment could have a material adverse effect on the Company. In addition, although the number of available rigs has materially decreased over the past ten years, the workover and drilling markets remain very competitive. The number of rigs continues to exceed demand, resulting in severe price competition. Many of the total available contracts are currently awarded on a bid basis, which further increases competition based on price. In all of the Company's market areas, competitive factors also include the availability, condition and type of equipment necessary to meet both special and general customer needs, the availability of trained personnel possessing the required specialized skills and overall quality of service and safety record. See "Business - Competitive Conditions."


Acquisition Risks

         The Company has grown primarily through the acquisition, development and exploitation of oil and natural gas properties. Although the Company expects to concentrate on current activities in the near future, the Company may evaluate and pursue from time to time acquisitions in Texas, Utah and other areas that provide attractive investment opportunities for the addition of production and reserves and that meet selection criteria. The successful acquisition of producing properties and undeveloped acreage requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors that will be beyond the Company's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company will perform a review of the subject properties it believes will be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company will generally assume preclosing liabilities, including environmental liabilities, and will generally acquire interests in the properties on an "as is" basis. With respect to its acquisitions to date, the Company does not have any material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that any acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

Absence of Dividends on Common Stock

         The Company has never declared or paid cash dividends on its Common Stock and anticipates that future earnings, if any, of the Company will be retained for development of its business. See "Dividend Policy."

Effect of Sales of Shares on Market Price


         The Shares represent approximately 68.8% of the total number of shares of Common Stock outstanding on December 31, 1997. Sales of substantial amounts of Shares pursuant to this Prospectus, or otherwise, could adversely affect the market price of the Common Stock.

Possible Stock Price Volatility

         The market price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to changes and variations in the Company's operating results, litigation, general market conditions, the prices of oil and natural gas, the liquidity of the Company and its ability to raise additional funds the number of market makers for the Common Stock and other factors. In the event that the Company's operating results are below the expectations of public market analysts and investors in one or more future periods, it is likely that the price of the Common Stock will be materially adversely affected. In addition, the stock market has recently experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many energy companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may also adversely affect the market price of the Shares.

                           Forward-Looking Statements

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), wells to be drilled or reworked, oil and gas prices and demand, exploitation and exploration prospects, development and infill potential, drilling prospects, expansion and other development trends of the oil and gas industry, business strategy, production of oil and gas reserves, expansion and growth of the Company's business and operations, and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, most of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

                                   THE COMPANY

         The Company is an independent oil and gas company formed in 1995 to focus on acquiring and servicing marginally-producing oil and natural gas properties which contain the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary fracture-enhancing horizontal drilling tool. The Company is also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has additionally begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil-producing areas, which could benefit from the Company's experienced executive team in managing the development and exploitation of possible reserves.

         The Company's predecessor, Environmental Remediation Funding Corporation ("ERFC"), was incorporated under the laws of the State of Delaware in September 1995. In August 1996, the stockholders of ERFC exchanged all of their shares of ERFC for 2,433,950 authorized and unissued shares of common stock, representing 87.2% of such then outstanding shares, of Regional Air Group Corporation ("RAIR"), a Colorado corporation. RAIR was a publicly-owned corporation, which had ceased operations and as a result had only nominal assets and liabilities. ERFC was then merged with and into RAIR. Following the acquisition of control, the stockholders of RAIR approved the change in the Company's name to Environmental Remediation Holding Corporation. The Company currently contemplates reincorporating in the State of Delaware and changing its corporate name to better reflect its primary focus in early 1998.

         In April 1997, the Company acquired all of the outstanding capital stock of Bass American Petroleum Company ("BAPCO"), a privately-held company controlled by Sam L. Bass, Jr., who was then the Company's Chairman of the Board, President and Chief Executive Officer. Through this acquisition, the Company acquired, among other assets, ownership of all rights to the BAPCO Tool and assignment of the Chevron master service agreement.

The 1997 Private Placement

         From October to December 1997, the Company raised gross proceeds of $4,300,000 in a private placement of the Company's 5.5% convertible senior subordinated secured notes due 2002 (the "Notes") and warrants to purchase Common Stock (the "Warrants") to a limited number of "accredited" institutional investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the Notes (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of the Warrants (at an exercise price of $2.83 per share) is up to 3,440,000 shares and 283,800 shares, respectively. This Prospectus covers the up to 3,723,800 total shares of Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants. See "Selling Shareholders." The Company used a portion of the total net proceeds of approximately $3,800,000 of the private placement to make an initial concession fee payment of $2,000,000 in connection with its Sao Tome joint venture. See "Business - Managing Exploratory Activities."


The Kingsbridge Equity Line of Credit Agreement

         In March 1998, the Company entered into a Private Equity Line of Credit Agreement (the "Investment Agreement") with Kingsbridge Capital Limited, a British Virgin Islands company ("Kingsbridge"), pursuant to which the Company has the right to receive up to $10,000,000 in equity financing from the sale of its Common Stock in tranches to Kingsbridge. Through the Company's exercise of put options, Kingsbridge is required to purchase, and the Company is required to sell, subject to certain closing conditions and limitations on the timing of purchases and amount of Common Stock to be sold with respect to exercises of individual put options, at least $3,000,000 in shares of Common Stock at a purchase price equal to 79% of the average of the lowest prices of the Common Stock on the trading day on which notice of exercise of the put option is given and on the one trading day prior, and the two trading days following, such put option exercise notice. The minimum market price for sales of shares is $1.00 per share. At a market price of $1.00, the maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the put options is 12,658,228 shares. Notwithstanding the foregoing, the maximum number of shares issuable to Kingsbridge shall not exceed 19.9% of the outstanding shares of Common Stock at the time of such exercise(s). In connection with entering into the Investment Agreement, the Company issued to Kingsbridge a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 21, 1998 (the "Kingsbridge Warrant"). As a condition precedent to the purchase and sale of shares pursuant to the Investment Agreement, among others, the Company is required to register with the Commission all of the shares of Common Stock subject to the put option, as well as those into which the Kingsbridge Warrant is exercisable, for resale by Kingsbridge.

                                 USE OF PROCEEDS


           The 3,723,800 Shares covered by this Prospectus relating to the 1997 Private Placement are issuable upon the conversion of the Notes and the exercise of the Warrants. If all such Warrants covered by this Prospectus are exercised in full at their stated exercise prices, the Company will receive gross proceeds of approximately $803,154.

         The 100,000 Shares covered by this Prospectus which are issuable to Kingsbridge upon the exercise of the Kingsbridge Warrant have an exercise price of $1.20 per share, or an aggregate of $120,000.

           Expenses expected to be incurred by the Company in connection with this registration are estimated at approximately $100,000. The Selling Shareholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the Shares. See "Plan of Distribution." Proceeds to the Company from the exercise of the warrants issued to the Investors and to Kingsbridge will be available for working capital and general corporate purposes. No assurance can be given, however, as to when, if ever, any or all of such Warrants will be exercised.

           The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                                    DILUTION


         The net tangible book value of the Company's Common Stock as of March 31, 1998 was $0.55 per share. Since the shares are being offered by the Selling Shareholders, there is no increase in net tangible book value per share to existing shareholders by virtue of the sale alone. Without taking into account any changes in net tangible book value after March 31, 1998, other than to give effect to the conversion of the Notes and the exercise of the Warrants to purchase up to all 3,823,800 shares of Common Stock which are being offered hereby, the Company will have an aggregate of up to 28,682,089 shares of Common Stock outstanding with a net tangible book value of approximately $0.64 per share. Assuming a sale at the anticipated offering price set forth below, this will represent an immediate dilution of $0.67 per share to new shareholders. The following table illustrates this dilution per share:



Anticipated offering price per share.................................                              $1.31

         Net tangible book value per share
         before Offering (1).........................................      $0.55

         Increase attributable to the conversion of Notes
         and exercise of Warrants....................................       0.09

Net tangible book value per share after Offering
and conversion of Notes and exercise of Warrants.....................                              $0.64

Dilution per share to new shareholders(2)............................                              $0.67

-------------

(1) Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding into the sum of total tangible assets of the Company less total liabilities.

(2) Dilution is determined by subtracting net tangible book value per share after the offering from the amount paid by a new shareholder for a share of Common Stock.

                          PRICE RANGE FOR COMMON STOCK

         Shares of the Company's Common Stock have been traded on the OTC Bulletin Board under the symbol "ERHC" since August 23, 1996. The following table sets forth the high and low sales prices of the Common Stock as quoted on the OTC Bulletin Board for the periods indicated. The high and low sales prices for the Common Stock below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                                 High                   Low
                                                                                 ----                   ---
Fiscal Year 1996
4th Quarter (August 23 - September 30, 1996) ...........................          $5-3/4                $5-1/4


Fiscal Year 1997
1st Quarter (October 1 - December 31, 1996).............................           5-1/2                 1/4
2nd Quarter (January 1 - March 31, 1997)................................           2-1/2                 5/16
3rd Quarter (April 1 - June 30, 1997)...................................            5/8                  7/32
4th Quarter (July 1 - September 30, 1997)...............................           5-3/8                 5/16



Fiscal Year 1998
1st Quarter (October 1 - December 31, 1997).............................           3-3/8                1-3/8
2nd Quarter (January 1 - March 31, 1998) ...............................          2-3/16                  7/8



         See the cover page of this Prospectus for a recent sale price of the Common Stock as quoted by the OTC Bulletin Board.

         As of December 31, 1997, there were approximately 1,967 shareholders of record of the Common Stock.

                                 DIVIDEND POLICY

         Holders of the Company's Common Stock are entitled to such dividends as may be declared by the Board of Directors and paid out of funds legally available therefor. The Company has never paid any dividends on the Common Stock. The Company intends to retain earnings, if any, to finance the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Future determinations regarding the payment of dividends is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, financial condition and the existence or absence of any contractual limitations on the payment of dividends.

                             SELECTED FINANCIAL DATA

         The selected financial data of the Company presented below as of September 30, 1995, 1996 and 1997, have been derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by Durland & Company, CPAs, P.A., independent public accountants, and are included elsewhere in this Registration Statement. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements, related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                               Fiscal Years ended                             Three Months ended
                                                                 September 30,                                   December 31,
                                             -------------------------------------------------------    ----------------------------
Statement of Operations Data:                    1995(1)            1996(2)             1997(3)             1996              1997
                                             ----------------    --------------     ----------------    -------------    -----------

Revenues:
     Environmental remediation               $0                  $0                 $108,944            $0               $146,083
       services
     Crude oil sales                         0                   0                  0                   0                96,914

Cost of sales and expenses:

     Environmental remediation               0                   0                  53,991              0                8,511
     Crude oil                               0                   0                  0                   0                35,851
     Operating expenses                      3,404               714,938            16,860,262          127,178          1,910,860

Other income and expenses                    0                   60,477             (33,456)            0                0
Income before income taxes and
   extraordinary item                        (3,404)             (654,461)          (16,838,765)        (127,178)        (1,767,712)
Provision (benefit) for
   income taxes                              0                   0                  0                   0                0
Net income (loss) (4)                        (3,404)             (654,461)          (16,838,765)        (127,178)        (1,767,712)
Net income (loss) per share                  (0.01)              (0.27)             (1.60)              (0.04)           (0.07)
Weighted average Common Shares outstanding   398,643             2,469,511          10,500,293          3,239,374        24,017,700



Balance Sheet Data (at end of period):

Property and equipment                       0                  $2,431,987         $2,733,274                           $4,597,072
Total assets                                 0                   2,436,987          17,749,231                           23,193,689
Total liabilities                            3,316               6,730              1,748,376                            6,199,552
Stockholders' equity                         (3,316)             2,430,257          14,000,855                           15,494,137


--------------------
(1) Reflects the operations of Environmental Remediation Funding Corporation ("ERFC"), the Company's predecessor, from the date 19,920,828 of its incorporation on September 5, 1995. See "The Company."

(2) The Company acquired 100% of the issued and outstanding common stock of ERFC, effective August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. See Note 1 to Notes to Consolidated Financial Statement.

(3) On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, which was accounted for as a purchase. See "The Company."

(4) The net cash operating loss of the Company was $1,283,900 and $83,700 for the fiscal years ended September 30, 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to the Company's future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and other sections of this Prospectus, that could cause actual results to differ materially from historical results or those currently anticipated.

Overview

         The Company is an independent oil and gas company engaged in the exploration, development, production and sale of crude oil and natural gas properties with current operations focused in Texas, Utah and Sao Tome in West Africa. The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of (i) acquiring marginally-producing oil and gas properties, at favorable prices, with still significant resource recovery potential through workovers utilizing the Company's proprietary drilling technology, (ii) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, and (iii) continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally.

         The Company has acquired all of its oil and gas properties within the past year. The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of oil and natural gas properties. The Company has historically funded capital expenditures through a combination of equity contributions and short-term financing arrangements.

            The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

Results of Operations

                  Fiscal Quarter Ended December 31, 1997 Compared to Fiscal Quarter Ended December 31, 1996

                  During the first quarter of fiscal 1998 the Company incurred a net loss of $1,767,712, compared to a net loss of $127,178 in the first quarter of fiscal 1997, reflecting the Company's increased level of business operations. In the first quarter of fiscal 1998 a total of $960,000 was accrued, but not paid in cash, as compensation to three officers of the Company. Depreciation and amortization equaled $104,221 in the first quarter of fiscal 1998 compared to $43,428 in the first quarter of fiscal 1997. Depletion expense was $17,217 in the first quarter of fiscal 1998 compared to none in the prior year. The net cash operating loss of the Company for the first quarter of fiscal 1998 was $1,069,110 compared to $0 for the first quarter of fiscal 1997.

         Officers' compensation, professional fees, travel, consultant fees and miscellaneous expenses for the three months ended December 31, 1997 compared to the three months ended December 31, 1996 increased significantly due to the Company commencing more material business operations in 1997. In 1996, the Company was still organizing its business plan and had not yet received funding from the 1997 Private Placement. Professional fees in the three months ended December 31, 1997 included legal, audit, petroleum engineering and other engineering costs.

                  The Company had revenues of $243,000 in the first quarter of fiscal 1998 compared to none in the first quarter of fiscal 1997. Cost of sales were $44,362 in the first quarter of fiscal 1998 compared to none in the first quarter of fiscal 1997. Included in the first quarter of fiscal 1998 were preparatory expenses of approximately $200,000 related to the cost of bringing a delegation of government officials, including the Prime Minister of Sao Tome, to the United States for meetings with various committees of the United Nations and the United States government, determining the boundaries of the concession and facilitating the passage of a law in Sao Tome regarding the boundaries of the country.

                  Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996

         During the fiscal year ended September 30, 1997, the Company incurred a net loss of $16,838,765, compared to a net loss of $654,461 in the fiscal year ended September 30, 1996. In fiscal 1997, common stock was issued in lieu of cash compensation to directors and outside consultants valued at $12,303,512. In fiscal 1997, common stock was issued to acquire geologic data concerning Sao Tome valued at $2,000,000, which was immediately charged to expense. In fiscal 1997, a total of $960,000 was accrued, but not paid in cash, as compensation to three executive officers of the Company. Depreciation and amortization amounted to $198,713. The Company's net cash operating loss for fiscal 1997 was $1,283,900, compared to $83,700 for fiscal 1996.

         The Company had revenues of $108,944 in fiscal 1997, compared to none in fiscal 1996. Cost of sales were $53,991 in fiscal 1997 and none in fiscal 1996. All of such revenues and cost of sales were attributed to providing environmental remediation services to oil and gas operators. Such services included environmental engineering, hazardous waste disposal, oil spill and non-hazardous waste cleanup.
         The Company had no oil and gas production during fiscal 1997.

Liquidity and Capital Resources

         Historically, the Company has financed its operations from the sale of its debt and equity securities (including the issuance of its securities in consideration for services and/or products) and bank and other debt. The Company expects to finance its operations and further development plans during fiscal 1998 primarily through cash flow from operations.




         The Company presently intends to utilize any cash flow from operations as follows: (i) recompletion of wells in the Uinta Basin; (ii) gas drilling at the Nueces River Project; (iii) seismic studies and fees for the Sao Tome joint venture; (iv) purchase of refueling barge/tug for Panama Canal; (v) working of oil fields in Texas; (vi) completion of Chevron "plug and abandonment" barge;
(vii) construction of additional BAPCO Tools; and (viii) working capital and general corporate purposes.

Capital Expenditures and Business Plan

         In May 1997, the Company entered into an exclusive joint venture with the Democratic Republic of Sao Tome & Principe ("Sao Tome") to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. At that time, the Company was required to pay a $5,000,000 concession fee to the Sao Tome government. In September 1997, the Company received a Memorandum of Understanding from the Sao Tome government which allows the Company to pay this concession fee within five days after Sao Tome files the relevant official maritime claims maps with the United Nations and the Gulf of Guinea Commission. In December 1997, the Company paid $2,000,000 of this concession fee to Sao Tome from the proceeds of the 1997 Private Placement.

         The Company is currently in the initial phase of project development and is conducting seismic surveys, processing existing seismic data and reviewing environmental and engineering feasibility studies. During fiscal 1997, the Company issued 1,000,000 shares of its common stock to acquire geologic data concerning Sao Tome. The Company anticipates spending approximately $1,000,000 over the next 12 months for additional studies necessary to determine the location and depth of the targeted oil deposits. The Company has spent to date $250,000 in preparatory expenses including determining the boundaries of the concession and facilitating the passage of a law in Sao Tome regarding the boundaries of the country. The costs of further development of this project cannot be determined until a more definite development plan is established. The costs depend on the Company's determination to either independently develop the concession, take on operational partners or lease a portion of the concession for third-party development. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales are expected to occur in late 1998.

         Revenues from the Company's operations in Sao Tome and substantially all raw material purchases for use in Sao Tome will be U.S. dollar-denominated and managed through the Company's Louisiana operational facility. The Company believes that it will not be significantly affected by exchange rate fluctuations in local African currencies relative to the U.S. dollar. The Company believes that the effects of such fluctuations will be limited to wages for local laborers and operating supplies, neither of which is expected to be material to the Company's results of operations when the joint venture begins more substantial operations in Sao Tome.

         In August 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of south Texas. The Company paid $200,000 and issued 50,000 shares of its common stock to acquire the lease. The Company has spent more than $200,000 reworking the first of two existing shut-in wells on the property. In 1998, the Company plans on spending $650,000 to $1,200,000 to make the wells operational, utilizing funds to be acquired under the Investment Agreement with Kingsbridge. The Company is currently considering whether to conduct geophysics surveys to aid in the selection of future drilling locations. The Company believes that, assuming the entire lease is productive, there are about 75 locations to be drilled. In 1998, depending on the availability of funding, the Company expects to drill 15 to 20 new wells at this site, at a cost of approximately $650,000 to $1,200,000 per well. The Company is responsible for only half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. The operational dates, as well as the daily production rates, of the wells cannot be determined until the completion and evaluation of the well testing program that is currently underway and should be completed in spring 1998.

         The Company acquired in February and March 1997 two leases in oil fields, which together comprise approximately 1,200 acres and 200 wells, located in Rusk County and Wichita County, Texas. The Company issued 200,000 shares of its common stock to acquire the leases. Through December 1997, the Company had recompleted 18 wells, all of which are operational as of March 20, 1998. The Company has located its BAPCO Tool on site and expects to use such tool beginning in April 1998. The Company anticipates spending $1,200,000 in order to bring production on the fields up to a commercial level.

         In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. None of the wells are operational at this time. The Company has designed a development program, under which it plans to recomplete and restimulate 36 wells and to drill five to seven development and extension wells at this site. This plan will require spending a minimum of $1,000,000 to $1,500,000 in order to make the project operational. Subject to the availability of such funds, the Company anticipates that the first wells will be on line by fall 1998.

         In October 1997, the Company acquired net revenue interests ranging from 80% to 84% (and 100% working interest) in oil and gas properties totaling 13,680 acres, located near the MIII fields in the Uinta Basin with 24 oil and natural gas wells. These wells are currently producing approximately 200 barrels of oil per day from four producing wells which began realizing revenues for the Company in November 1997. The Company plans on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 18 more wells on line in 1998. The Company plans on funding this plan through the use of funds acquired under the Investment Agreement with Kingsbridge. Provided additional financing of $5,000,000 to $10,000,000 is secured, the Company is scheduled to implement a recompilation and drilling program on this project in 1998.

         In April 1997, the Company entered into a master service agreement with Chevron Oil Company ("Chevron") to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. This barge will be used to remediate offshore oil rigs and be capable of working in coastal waters as shallow as 19 inches. A deposit of approximately $131,000 has been made by the Company to secure the barge and additional funding is being sought to purchase and equip the barge. It is estimated that the Company's barge would be ready to operate 60 days following funding. To date, the Company has not yet determined the extent of financing that will be necessary for this project. The Chevron agreement was originally entered into by BAPCO and Bass Environmental Services Worldwide, Inc. ("BEW") in September 1996, prior to the acquisition of BAPCO by the Company in April 1997, and was assigned to the Company with Chevron's consent at the time of the acquisition. The Company issued 3,000,000 shares of Common Stock to BEW in connection with the assignment of this agreement.


         During fiscal 1997, the Company issued 4,000,000 shares of its common stock to acquire BAPCO, a non-operating oil production company with significant well rework equipment assets.


         The Company's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of its oil and natural gas properties. Historically, the Company has funded capital expenditures through a combination of equity contributions and short-term financing arrangements. The Company believes that it will require a combination of additional financing and cash flow from operations to implement future development plans. Although Company management is exploring the private and/or public equity markets as potential capital sources in connection with its development plans, the Company currently does not have any binding arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to it on reasonable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, shareholders of the Company may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under a bank arrangement or other credit facility, the Company could have a reduced ability to execute current development plans, replace reserves or to maintain production levels, any of which could result in decreased production and revenue over time.

Reserves and Pricing

         Oil and natural gas prices fluctuate throughout the year. Generally, higher natural gas prices prevail during the winter months of September through February. A significant decline in prices would have a material effect on the measure of future net cash flows which, in turn, could impact the value of the Company's oil and gas properties.

         The Company's drilling and acquisition activities have increased its reserve base and its productive capacity, and therefore, its potential cash flow. Lower gas prices may adversely affect cash flow. The Company intends to continue to acquire and develop oil and natural gas properties in its areas of activity as dictated by market conditions and financial ability. The Company retains flexibility to participate in oil and gas activities at a level that is supported by its cash flow and financial ability. The Company intends to continue to use financial leverage to fund its operations as investment opportunities become available on terms that management believes warrant investment of the Company's capital resources.

            The Company expects to utilize the "successful efforts" method of accounting for its oil and gas producing activities once it has reached the producing stage. The Company expects to regularly assess proved oil and gas reserves for possible impairment on an aggregate basis in accordance with SFAS No. 121.

Net Operating Losses

         The Company has net operating loss carryforwards of $19,264,342 which expire in the years 2010 through 2012. The Company has a $7,705,700 deferred tax asset resulting from the loss carryforwards, for which it has established a 100% valuation allowance. Until the Company's current operations begin to produce earnings, it is unclear as to the ability of the Company to utilize such carryforwards.


Year 2000 Compliance

         The Company is currently in the process of evaluating its information technology for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.

                                    BUSINESS

Overview

         The Company is an independent oil and gas company formed in 1995 to focus on acquiring and servicing marginally-producing oil and natural gas properties which contain the potential for increased value through workovers and secondary recovery operations utilizing the Company's proprietary horizontal drilling tool. The Company is also focused on providing a full range of environmental remediation and "plug and abandonment" services to the oil and gas industry. More recently, the Company has additionally begun to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil-producing areas, which could benefit from the Company's experienced executive team in managing the development and exploitation of possible reserves. In June 1997, the Company entered into an exclusive joint venture with the Democratic Republic of Sao Tome & Principe ("Sao Tome"), a set of islands located in the Gulf of Guinea off the coast of central West Africa, to manage the exploration, exploitation and development of the potential oil and gas reserves onshore and offshore Sao Tome, either through the venture or in collaboration with major international oil exploration companies. The Company is currently in the initial phase of project development and is conducting geophysical, seismic, environmental and engineering feasibility studies. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales are expected to occur in late 1998. The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf.


         The Company has entered into a number of recent transactions in connection with its workover and recovery operations. In August 1997, the Company acquired a 37.5% interest in a 49,000 acre natural gas lease, known as the "Nueces River Project", in the Nueces River area of south Texas, one of the largest producing natural gas areas in the United States. According to independent reserve reports prepared by David K. Davies and Associates, Inc. and Sandwood Consultants, it is estimated that this area contains 100 BCF of natural gas per 640 acre section. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expects to ultimately recover up to 5 BCF per well using 5% of the estimated inplace reserves. The daily production rates from these wells cannot be determined until the completion and evaluation of the current well testing program in spring 1998. In addition, the Company acquired in February and March 1997 two leases in oil fields located in Rusk County and Wichita County, Texas. These oil fields, which together comprise approximately 1,200 acres and 200 wells, have proven reserves totaling 2.5 million barrels of oil as verified by Joseph Shoaf, P.E., an independent reservoir engineer. The Company estimates that, after reworking the wells using various techniques including its proprietary drilling tool, these wells could produce from 500 to 800 barrels of oil per day. Through December 1997, the Company had recompleted 18 oil wells and is currently producing and selling "test" oil from the Wichita County field.

         The Company also holds interests in oil and natural gas leases in Utah. In July 1997, the Company entered into a joint venture with MIII Corporation, a Native American oil and gas company, to workover, recomplete and operate 335 existing oil and gas wells on the Uintah and Ouray Reservation in northeastern Utah. It is estimated that the first approximately 36 wells will be scheduled for recompletion and stimulation in fall 1998 and, the Company estimates that after initial workover operations are completed, these wells could produce in excess of 3,900 barrels of oil per day. A 1993 independent reserve report prepared by Richard Stephen Shuster, P.E. indicates, based on a study of 133 of such wells, estimated reserves of approximately 5.77 million barrels of oil and
23.4 BCF of natural gas on these sites. These estimates are subject to internal verification by the Company. In September 1997, the Company acquired net revenue interests ranging from 80% to 84% in oil and gas properties totaling 13,680 acres, located near the MIII fields, currently producing approximately 200 barrels of oil per day from eight producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenues for the Company in November 1997. A 1996 independent reserve report prepared by Ralph L. Nelms indicates that the gross recoverable reserves of these properties total approximately 2.624 million barrels of oil and 3.302 BCF of natural gas.

         Another significant aspect of the Company's current business is providing environmental remediation services to oil and gas operators. All of the Company's revenues during the fiscal year ended September 30, 1997 were attributable to providing these services, which include environmental engineering, hazardous waste (including naturally occurring radioactive material) remediation and disposal, oil spill, soil decontamination and non-hazardous oilfield waste cleanup, as well as "plug and abandonment" of oil and gas wells, all in accordance with strict federal, state and local environmental regulations. In April 1997, the Company entered into a master service agreement with Chevron Oil Company ("Chevron") to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. The Company has designed this specialized "plug and abandonment" barge to remediate off shore well locations and is capable of working in coastal waters as shallow as 19 inches. In addition, through management's extensive relationships in the oil and gas industry, the Company has obtained a ten-year concession with the Panama Canal Commission, through a joint venture with Centram Marine Services, S.A., to supply fuel to tankers and other commercial vessels traversing the Panama Canal. These operations are expected to commence in mid-1998, provided adequate financing is secured.

         The Company believes that, at its current stage of development, it is more economical and less speculative to rework and recomplete existing wells than to drill exploratory wells in search of new oil and gas deposits. Using the Company's proprietary horizontal drilling tool, known as the BAPCO Tool, the Company has had, according to internal data, an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for enhancement of primary recovery by use of the BAPCO Tool or candidates for secondary recovery. The Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in larger workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah.

         Beginning in the early 1990's, both secondary recovery of oil reserves and environmental remediation of abandoned oil wells have become major items of interest in the oil and gas industry. According to current industry statistics, it is estimated that only 7.5% to 15% of total oil reserves are recovered in primary drilling operations due to the significant incremental costs involved in exploiting far-reaching reservoirs of an oil formation. Following primary drilling operations, large independent oil companies have typically outsourced some or all of the required "plug and abandonment" work to environmental remediation firms, such as the Company. By conducting enhanced primary or secondary recovery operations utilizing the BAPCO Tool on the otherwise abandoned wells, the Company believes that it is able to effectively extend the economic life of an oil field and increase existing oil recovery by up to 30%, prior to formal abandonment. The Company, which provides primary and secondary recovery, "plug and abandonment" operations and environmental remediation services, believes that, in the United States alone, there are hundreds of oil and natural gas fields which could benefit from these services.

Growth Strategy

         The Company's goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has taken steps to achieve this goal through its growth strategy of (i) acquiring marginally-producing oil and gas properties, at favorable prices, with still significant resource recovery potential through workovers utilizing the Company's proprietary drilling technology, (ii) managing the exploration, exploitation and development of non-producing properties in known oil-producing areas, such as the Gulf of Guinea in West Africa, with industry or government partners, and (iii) continuing to pursue environmental remediation service contracts for oil and gas well rework and "plug and abandonment" services in the United States and internationally.

         Key elements of the Company's growth strategy include:

         o Acquire and Exploit Attractive Oil and Gas Properties. The Company has an experienced management and engineering team that focuses on acquisitions of marginally-producing properties which meet its selection criteria including (a) significant reserves with the potential for increasing production through low-risk workovers, recompletions, secondary recovery operations and other production optimization techniques using its BAPCO Tool, (b) attractive purchase price and (c) opportunities for improved operating efficiencies in labor and other field level costs. This growth strategy has allowed the Company to rapidly grow its reserves, and its workover and recovery activities have resulted in an 80% success ratio for improved production from wells that are suitable for enhanced primary and secondary recovery projects.

         o Manage High Potential International Prospects. The Company seeks to manage the overall exploration activities for high potential international prospects in known oil-producing areas. By managing these projects, the Company seeks to share the risks inherent in exploratory drilling with industry and government partners. The Company's international exploration activities target significant long-term reserve growth and value creation, such as the Company's joint venture with Sao Tome. The Company also plans to pursue offshore transportation and logistic support services in connection with its international prospects.

         o Pursue Additional Environmental Remediation Contracts. The Company aggressively pursues new environmental remediation contracts in the United States and abroad, directly and through joint ventures. The Company believes it possesses competitive advantages including the availability and condition of equipment to meet both special and general customer needs, the availability of trained and licensed personnel with the required specialized skills, the overall quality of its service and safety record and the ability to offer ancillary services, such as "plug and abandonment" services. The Company has specifically targeted major oil companies with properties located in the Gulf Coast areas of Louisiana and Texas, which require "plug and abandonment" services for old and depleted fields.

Summary of Properties

         A summary of the Company's oil and gas properties is as follows:

                                                                                     Anticipated
                                                                                      Investment               Anticipated
                           Nature of            Date                                   to Make                  Operational
   Property                Interest           Acquired          Cost                 Operational                   Date
---------------------------------------------------------------------------------------------------------------------------------
Sao Tome                Joint Venture to      May 1997       $5,000,000            $1,500,000 (1)           Undetermined as of
                        drill and develop                    concession fee,                                this time.
                        fields                               $2,000,000 of which                            Recently granted right
                                                             has been paid                                  to proceed with sales of
                                                                                                            leases expected to occur
                                                                                                            in late 1998.


---------------------------------------------------------------------------------------------------------------------------------
Nueces River Natural    37.5% interest in a   October 1997   $200,000 and 50,000   (2)                      To be determined upon
Gas Prospect, Texas     49,000 acre natural                  shares of Common                               completion and
                        gas lease                            Stock                                          evaluation of the
                                                                                                            current well testing
                                                                                                            program.
---------------------------------------------------------------------------------------------------------------------------------
Rusk and Wichita        Two leases in oil     February and   500,000 shares of     Currently                18 wells currently
County Oil Fields,      fields                March 1997     Common Stock          operational(3)           operational
Texas
---------------------------------------------------------------------------------------------------------------------------------
Uintah and Ouray        Joint Venture with    July 1997      $55,000 and           Minimum of $1,000,000    Fall 1998
Reservation (MIII       MIII Corporation to                  contemplated          to $1,500,000
Project), Utah          develop and operate                  issuance of 250,000
                        335 wells                            shares of Common
                                  Stock to MIII
---------------------------------------------------------------------------------------------------------------------------------
Uinta Project, Utah     Net revenue           October 1997   $250,000 and          Currently operational    4 wells currently
                        interests ranging                    1,000,000 shares of   (4)                      operational
                        from 80%  to 84%                     Common Stock
                        (and 100% working
                        interest) in oil
                        and gas properties
                        of approximately
                        13,680 acres, with 24
                        wells (22 oil, gas
                        and mineral leases)
---------------------------------------------------------------------------------------------------------------------------------

(1) The Company has spent (i)$2,500,000 for data that had been purchased through cash and stock as of March 1998, and (ii) $250,000 in expenses preparatory to drilling. The Company anticipates spending $1,000,000 over the next 12 months for additional studies needed to determine the location and depth of the targeted oil deposits. The costs of further development of this project cannot be determined until a more definite development plan is established. The costs depend on the Company's determination to either independently develop the concession, take on operational partners or lease a portion of the concession for third-party development. See "-Sao Tome."


(2) The Company has already spent $200,000 reworking the first of two existing shut-in wells on the property. In 1998, the Company plans on spending approximately $650,000 to $1,250,000 to bring both wells on line. Provided financing is secured, the Company would also like to drill 15 to 20 new wells at this site in 1998. The Company is responsible for only half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. See "-Workover and Recovery Activities."

(3) The Company expects to spend $1,200,000 to bring production up to a commercial level. See "-Workover and Recovery Activities."

(4) The Company plans on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 18 more wells on line in 1998, utilizing funds acquired through the Investment Agreement with Kingsbridge. Provided financing of $5,000,000 to $10,000,000 is secured, the Company is scheduled to implement a recompilation and drilling program. See "-Workover and Recovery Activities."


Managing Exploratory Activities

         The Company is currently managing or in the process of negotiating several international exploratory projects which, if successful, have the potential to increase the growth of the Company. The Company believes that its existing project in Sao Tome has the potential to significantly increase reserves.

         Sao Tome

         In May 1997, the Company entered into an exclusive joint venture with Sao Tome, a member of the United Nations, to manage the exploration, exploitation and development of the country's potential oil and gas reserves in the Gulf of Guinea. Sao Tome is comprised of two principal islands which straddle the equator in the prolific petroleum-producing region of the Gulf of Guinea. The Sao Tome islands are located approximately 200 miles west of mainland Gabon, and southwest of Equatorial Guinea and Cameroon, and are located directly on a well-known geologic feature known as the "Cameroon Volcanic Line."

         The exclusive 25-year joint venture agreement provides for the establishment of a national oil and gas company owned jointly by Sao Tome, the Company and, as a junior partner, Procura Financial Consultants, c.c., a South African corporation ("Procura"). Under the agreement, the venture has the first right to select the oil and gas concessions it desires to explore and develop in an area approximately 64,550 square miles in the Gulf of Guinea. On behalf of Sao Tome, the Company has agreed to negotiate with major international oil and gas companies to grant leases to oil and gas concessions not selected by the joint venture. The Company is entitled to receive an overriding royalty on the production from those concessions. Pursuant to the terms of the agreement, Sao Tome has the right to terminate the agreement in the event the Company fails to make the remaining concession fee payment of $3,000,000 at the time Sao Tome determines, and the United Nations accepts, the 200 mile exclusive economic zone boundaries (expected to be by mid 1998) or fails to timely commence the orderly development of the national oil and gas joint venture company. The Company is currently exploring funding sources for this payment. In November 1997, the Company made an initial $2,000,000 payment in respect of the initial concession fee from the net proceeds of its 1997 private placement. See "The Company - The Private Placement."

         The Company is currently in the initial phase of project development and is conducting seismic surveys, processing existing seismic data and reviewing environmental and engineering feasibility studies. The Company has already provided to Sao Tome initial feasibility studies including seismic interaction, sedimentology biostatgraph, geochemistry and petrographics and diagnostics. The Company expects to expend at least $2,300,000 in the initial phase of this project. Following further studies, the Company anticipates coordinating the drilling of a "test" well in late 1998. The costs associated with drilling and testing such a well cannot be determined until the seismic data have been processed and evaluated in mid to late 1998. In April 1998, the Government of Sao Tome granted approval to the joint venture to proceed with the preparation and sale of leases of its oil concession rights, which sales are expected to occur in late 1998.

         In September 1997, the Company expanded its joint venture agreement with Sao Tome. Under the modified agreement, the venture was granted development rights for an offshore logistics center. The projects contemplated by the venture include a helicopter refueling station, seaport with dry dock facilities and temporary accommodation facilities for employees and their families. The Company believes that an offshore logistics base is essential to the development of West Africa's oil and gas industry. The Company has not determined the funding levels required for these projects at this time.


         The Company believes that this venture provides it with a significant foothold in the oil-rich Gulf of Guinea, in which the venture is the largest single concession holder in the entire Gulf. The offshore oil potential of Sao Tome has been studied by numerous oil companies, including Mobil Corp. and Elf Aquitaine, since at least the late 1970s. Over the next 20 years, industry experts say, Western oil companies will invest between $40 billion and $60 billion in the Gulf of Guinea alone.

Workover and Recovery Activities

         The Company concentrates its acquisition efforts on marginally-producing properties which demonstrate a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations utilizing the Company's BAPCO Tool and other exploitation techniques. The Company has pursued a workover and recompletion program on the properties it has acquired and intends to commence an extensive workover and recompletion program in the future.

         "Workovers" refer to the major repairs and modifications occasionally required by producing oil and natural gas wells. Workovers may be done, for example, to remedy equipment failures, deepen a well in order to complete a new producing reservoir, plug back the bottom of a well to reduce the amount of water being produced with the oil and natural gas, clean out and recomplete a well if production has declined, repair leaks, or convert a producing well to an injection well for secondary or enhanced recovery projects. These extensive workover operations are normally carried out with a well-servicing type rig that includes additional specialized accessory equipment, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. The Company's two workover rigs are designed and equipped to handle the more complex workover operations. A workover may last anywhere from a few days to several weeks.

         The kinds of activities necessary to carry out a workover operation are essentially the same as those that are required to "complete" a well when it is first drilled. The "recompletion" process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing down-hole equipment. Independent oil and gas production companies often find it more efficient to move a larger and more expensive drilling rig off location after an oil or natural gas well has been drilled and to move in a specialized well-servicing rig to perform completion operations. The Company plans to acquire a well-servicing rig for this purpose. The completion process may require from a few days to several weeks.

         The Company's staff focuses on maximizing the value of the properties within its reserve base. The results of their efforts are reflected in increased production and additions to reserves.

         For the fiscal year ended September 30, 1997, the Company spent approximately $53,000 on workover and recompletion operations, involving nine wells in Texas. The Company anticipates spending in excess of $1.825 million on workover and recompletion operations during fiscal 1998, although there can be no assurance it will have the funding to do so.

         In connection with this focus, the Company actively pursues operating cost reductions on the properties it acquires. The Company believes that its cost structure and operating practices generally result in improved operating economies.

         The following is a brief discussion of significant developments in the Company's recent workover and recompletion activities:

         Nueces River Natural Gas Prospect


         The Company has a 37.5% working interest in a 49,000 acre natural gas lease, known as the "Nueces River Prospect," in the Nueces River area of McMullen and LaSalle counties in south Texas, one of the largest producing natural gas areas in the United States. According to independent reserve reports separately prepared by David K. Davies and Associates, Inc. and Sandwood Consultants of Nacogdoches, Texas it is estimated that the field contains 100 BCF of natural gas per 640 acre section. In December 1997, the Company re-entered the first of two existing shut-in wells on the property, and expects to ultimately recover up to 5 BCF per well using 5% of the estimated inplace reserves. The daily production rates, as well as the anticipated operational dates, from these wells cannot be determined until the completion and evaluation of the current well testing program, which should be completed in spring 1998. Following revitalization, the Company estimates that such wells have the possibility of producing in excess of 500 MCF (million cubic feet) of natural gas per day. A 20-inch diameter Transcontinental Gas Pipeline is located approximately three miles from the wells to provide access to a gas market. The Company jointly operates the field with Autry Stephens & Co., a large independent operator in west and south Texas. The Company acquired its interest in the Nueces River Project in October 1997 in consideration for $200,000 and the issuance of 50,000 shares of Common Stock.

         In 1998, the Company plans on spending approximately $650,000 to $1,200,000 to bring both wells on line. Provided financing is secured, the Company also expects to drill 15 to 20 new wells at this site, at a cost of approximately $650,000 to $1,200,000 per well. The Company is responsible for half of the drilling cost of each well, as it shares this cost with its operational co-venturer, Autry Stephens & Co. The anticipated operational dates of these wells depend on the amount of funds raised by the Company in 1998.


         Rusk and Wichita County Oil Fields


         The Company holds directly two leases on producing oil fields in Texas, known as the Gunsite Formation in Wichita County, north Texas, and the Woodbine Formation in Rusk County, east Texas. These oil fields together comprise approximately 1,200 acres and 200 wells. A 1997 independent reserve report prepared by Joseph Shoaf, P.E. estimated that proven reserves ("behind pipe") total 2.5 million barrels of oil. Through December 1997, the Company had recompleted 18 wells, all of which were operational as of March 20, 1998. The Company has located its BAPCO Tool on site and expects to use such tool beginning in mid 1998. The Company anticipates spending $1,200,000 in order to bring production on the fields up to a commercial level. After reworking the fields using the BAPCO Tool and other techniques, the Company believes that these wells could produce from 500 to 800 barrels of oil per day.

         The Company acquired the Rusk and Wichita County oil fields in February and March 1997, respectively, in consideration for a total of 500,000 shares of Common Stock, valued at a total of $14,335,646.

         MIII Project in Utah


         In July 1997, the Company entered into a joint venture with MIII Corporation ("MIII"), a Native American oil and gas company based in Fort Duchesne, Utah. Under the agreement, the Company has agreed to workover, recomplete and operate 335 oil and gas wells located on the 4,000,000 acre Uintah and Ouray Reservation in northeastern Utah. It is estimated that the first approximately 36 wells will be scheduled for recompletion and restimulation by fall 1998, provided that the Company raises the required funding. After initial workover operations are completed, the Company estimates that these wells could produce in excess of 3,900 barrels of oil per day. A 1993 independent reserve report prepared by Richard Stephen Shuster, P.E. indicates, based on a study of 133 of such wells, estimated reserves of approximately 5.77 million barrels of oil and 23.4 BCF of natural gas at this site. These estimates are subject to internal verification by the Company. The Company's production estimates at this site are based predominately on the multiple sandstone reservoirs of the Wasatch, transition zone and Green River Formations that can occur at depths of 5,000 to 16,000 feet.


         Under the terms of the joint venture agreement, once the production of natural gas reaches 5,000 MCF, MIII has agreed to construct a gas gathering plant on such site, with the Company retaining a 25% interest in the plant. As of this date, there can be no assurance as to when, if ever, such plant will be constructed.

         The Company has a 37.762% working interest in the wells located on the MIII property, and is entitled to receive a $2.50 per barrel operator fee on production in the fields. The Company also has the right to receive an additional 5% working interest in the wells after start-up costs of approximately $1.5 million are repaid to certain original MIII investors from overall production. The remaining working interests in the MIII property are held by MIII, the Ute Tribe and the allotted members of the Ute Tribe. The Company paid $55,000 and contemplates issuing 250,000 shares of Common Stock to MIII in connection with entering into this venture. In 1998, the Company plans to recomplete and restimulate 36 wells and to drill five to seven development and extension wells at this site, provided adequate financing is secured.

                  Uinta Project


                  In October 1997, the Company acquired net revenue interests ranging from 80% to 84% (and 100% working interest) in oil and gas properties totaling 13,680 acres, located near the MIII fields in the Uinta Basin with 24 oil and natural gas wells, currently producing approximately 200 barrels of oil per day from four producing wells. As of December 31, 1997, these were the Company's only commercially producing properties, which began realizing revenue for the Company in November 1997. A 1996 independent reserve report prepared by Ralph L. Nelms indicates that the gross recoverable reserves of these properties total approximately 2.624 million barrels of oil and 3.302 BCF of natural gas. Wells in this field produce primarily from multiple sandstone reservoirs of the Wasatch transition zone and lower Green River Formations at depths ranging from 5,500 to 16,000 feet. The remaining net revenue interests in these properties are held by the Ute Tribe.


         The Company plans on spending approximately $1,000,000 on additional equipment and up to $80,000 per well on well stimulation in order to bring 18 more wells on line in 1998, utilizing funds acquired under the Investment Agreement with Kingsbridge. Provided additional financing of about $5,000,000 to $10,000,000 is secured, the Company plans extensive work in this field during 1998, including a 20 well program to develop infill and field extension locations, a 40-acre pilot waterflood project and the workover and recompletion of the 22 existing wells to test the viability of more shallow formations for potential future development.

Reserves


         The following table sets forth estimates of the proven oil and gas reserves (gross) of the Company as of December 31, 1997:

                                                                                                   Oil Equivalent
                                               Oil                                Gas              --------------
                              --------------------------------   -------------------------------    (millions of
                                    (millions of barrels)              (billion cubic feet)           barrels)
           Field              Developed   Undeveloped    Total   Developed   Undeveloped   Total        Total
           -----              ---------   -----------    -----   ---------   -----------   -----        -----
Nueces River Prospect, Texas.     -       -               -          -            -          -            -
Rusk County Field, Texas.....   1.5       -              1.5         -            -          -           1.5
Wichita County Field, Texas..   1.0       -              1.0         -            -          -           1.0

Uintah & Ouray Reservation,
   Utah(1)..................     0        0              0          0           0          0           0
Uinta Project, Utah..........    .141     1.782          1.923      .119        1.956      2.075       2.269
                                 ----     -----          -----      ----        -----     ------       -----

         Total.............     2.641     1.782          4.423      .119        1.956      2.075       4.769
                                ======    ======        ======     =====        =====     ======      ======

----------
(1) The Company is currently in the process of evaluating reserve reports on these properties, and therefore, internally verified estimates for the developed and undeveloped proven oil and gas reserves are not available at this time.


         Estimates of the Company's proved reserves set forth above have not been filed with, or included in reports to, any Federal authority or agency, other than the Securities and Exchange Commission.

         The Company's non-producing proved reserves are largely "behind-pipe" in fields which it operates. Undeveloped proved reserves are predominantly infill drilling locations and secondary recovery projects.

         The reserve data set forth in this Prospectus represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

         For further information on the Company's oil and gas reserves and pricing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BAPCO Tool

         The Company's BAPCO Tool, which is used in most of its workover operations, has two main functions: to provide a means of mechanically cutting a hole through the casing and extending a flexible tubular pipe outward at least 50 feet from the bore hole. The system is made up of a skid mounted surface unit with a command module, filter system and pumping package, and a down hole assembly. The command module, which is approximately 10 feet long, 6 feet wide and 8 feet high, is air conditioned, contains all the necessary controls and data recording equipment and has a special tool storage area. The down hole tool assembly is composed of a filter and filter body that removes the unwanted material and prevents the material from entering the control section of the tool. There are no limitations regarding casing thickness and cement sheath when utilizing the BAPCO Tool.

         According to internal data, the Company has had an 80% success ratio in increasing the level of production from oil and natural gas wells that are suitable for secondary recovery. The Company believes that the BAPCO Tool serves as a competitive advantage for securing new workover projects from other oil and gas operators, for attracting joint venture partners in large workover contracts in the United States and internationally and for use on its own oil and gas properties in Texas and Utah.

         The BAPCO Tool was acquired by the Company in connection with the stock acquisition of BAPCO in April 1997. The Company has constructed two BAPCO Tools to date and is currently in the process of constructing a third tool. The Company plans to construct three additional tools in 1998, provided it receives adequate financing in the future. The BAPCO Tool has been tested on multiple wells in a variety of formations during the past 18 months. The BAPCO Tool has been continuously updated and modified since the tool was first designed and developed in the early 1990s by Sam L. Bass, Jr., the Company's Chairman, President and Chief Executive Officer.

Environmental Remediation Services

         The Company provides environmental remediation services to oil and gas operators. These services, which the Company is licensed to provide, include environmental engineering, hazardous material (including naturally occurring radioactive material) remediation and disposal, and oil spill, soil decontamination and non-hazardous oilfield waste cleanup related to the production of oil and natural gas, all in accordance with strict federal, state and local environmental regulations. The Company also provides "plug and abandonment" services for wells from which the oil and natural gas have been depleted and further production has become uneconomical.

         The Company's soil decontamination systems are capable of handling a variety of different contamination problems. The Company standard Class 1-4 decontamination machines. The Class I machine is used to process soils contaminated with gasoline and diesel and which require little or no soil conditioning. The Class II machine offers increased temperatures to treat soil with contaminants up to No. 6 fuel oil, lubricating oils, heavy oil residuals and crude oils. The Class III machines are an upgrade to the Class II machines and accommodate slightly higher temperatures and add acid gas neutralization for handling chlorinated compounds. The Class IV machines are hazardous waste incinerators.

         The Company's staff is certified in the use of many types of products used in tank and pit cleaning services and emergency response spill and clean-up. The Company uses a "sludge-buster" robotic water cannon to expedite the cleaning of tanks. The Company's staff is also experienced in the use of a closed loop system for pit cleaning. The closed loop system separates solids from liquids, chemically treats the liquids and solids in accordance with local environmental standards. The Company can deliver emergency crews trained in chemical and oil spill containment and clean-up throughout many parts of the world.


         In April 1997, the Company entered into a master service agreement with Chevron Oil Company ("Chevron") to rework, in order to draw additional production from, approximately 400 depleting oil and gas wells and to remediate and "plug and abandon" these and other wells when depleted, in Chevron's oil fields in southern Louisiana along the Gulf of Mexico. The Chevron agreement provides for a three-year work schedule, commencing upon the completion of the Company's 140 foot "plug and abandonment" barge. This barge will be used to remediate offshore oil rigs and be capable of working in coastal waters as shallow as 19 inches. A deposit of approximately $131,000 has been made by the Company to secure the barge and additional funding is being sought to purchase and equip the barge. It is estimated that the Company's barge would be ready to operate 60 days following funding. To date, the Company has not determined the extent of financing that will be necessary for this project. The Chevron agreement was originally entered into by BAPCO and Bass Environmental Services Worldwide, Inc. ("BEW") in September 1996, prior to the acquisition of BAPCO by the Company in April 1997, and was assigned to the Company with Chevron's consent at the time of the acquisition. The Company issued 3,000,000 shares of Common Stock to BEW in connection with the assignment of this agreement.


The Company's "plug and abandonment" services involve shutting down and discontinuing the use of old, unsafe or marginally-producing oil or natural gas wells, and restoring a site to its pre-drilling condition. There are many ecological ramifications if oil and gas wells are abandoned without following federal Environmental Protection Agency and state Department of Environmental Quality mandated guidelines. These ramifications are caused due to aging equipment and pipe ceilings which can lead to "blow outs," oil and gas seepage into the water and ground water contamination. If not "plugged," these problems can lead to major environmental problems and expensive pollution cleanup for the well owners or operators. "Plug and abandonment" also involves delivery of test results indicating that well closure has been completed in compliance with applicable regulations. This information is important to the customer because the operation is subject to future regulatory review and audits. In addition, the information may be required on a current basis if the operator is subject to a pending regulatory compliance order.

         The Company's environmental remediation customers are major and medium-sized independent oil and gas exploration and production companies operating in the Gulf Coast areas of Louisiana and Texas. During the fiscal year ended September 30, 1997, approximately 60% of the Company's revenues were derived from three major oil companies, including Chevron. Given current market conditions and the nature of the services involved, management does not believe that the loss of any single customer would have a material adverse effect on the Company. Environmental remediation services are typically performed under short-term time and materials contracts, which are obtained by direct negotiation or bid. As most of the company's contracts with its customers are cancelable upon limited notice, the Company's backlog is not significant at this time.


         To further penetrate the environmental remediation services market in Louisiana, in February 1998, the Company acquired a 70% equity interest in Ven Virotek, Inc., a Louisiana corporation ("Virotek"), from its only other shareholder, Recycling Remedis, Inc. Virotek owns and operates a NORM solid waste disposal site in Houma, Louisiana and holds permits from Louisiana environmental authorities to dispose of salt water brine and naturally occurring waste products. For the year ended December 31, 1997, Virotek had revenues, net income and total assets of approximately $658,000, $332,000, and $1,035,000, respectively. The Company acquired its interest in Virotek in consideration for $15,000 in cash and the assumption of a $300,000 bank note.

         In March 1998, Virotek obtained two contracts from the U.S. Department of Energy to dispose of salt water brine from the strategic petroleum reserve located in Houma, Louisiana. Under the contracts, it is contemplated initially that a total of 475,000 barrels of brine will be shipped to Virotek for disposal, and Virotek will receive $1.00 per barrel for its services.

Offshore Logistics Services

         Panama Refueling Concession


         In December 1996, the Company entered into a joint venture agreement with Centram Marine Services,S.A., which was amended in March 1997, pursuant to which the venture obtained a ten-year concession agreement with the Panama Canal Commission. The concession grants the joint venture the right to supply fuel and other petroleum supplies to tankers and other commercial vessels traversing the Panama Canal. Historically, approximately 45 such vessels traverse the Panama Canal daily. Pursuant to the terms of the joint venture agreement, the Company is entitled to receive 66-2/3% of all net profits of the venture, in exchange for the provision of a tug boat and a 30,000 barrel fuel barge. The joint venture is currently in negotiations to purchase a 1.5 million gallon fuel barge and an 85 foot flat deck tugboat. These operations are expected to commence by mid-1998, provided adequate financing is secured.

         In connection with entering into such agreement with the Panama Canal Commission, the venture received a commitment from Texaco Inc. to provide the venture with the necessary fuel to comply with the requirements of the concession. The Company anticipates that the venture would be able to provide a minimum of 500,000 gallons of fuel a day at the start of the program and increasing to one million gallons by the end of the first year of operation. Based on a markup of $0.04 per gallon, the Company anticipates gross sales on 500,000 gallons to be in the range of $250,000 per day resulting in a gross profit of $20,000 per day. There is no assurance that these anticipated profits will be attained.

Marketing

         During the fiscal year ended September 30, 1997, the Company did not have any sales of oil or gas. Commencing in October 1997, the Company recorded sales of crude oil from the Uinta properties and, in November 1997, recorded sales of "test" oil from the Wichita Falls field in north Texas. All such sales were made on the spot market. In the future, the Company intends to sell its crude oil and natural gas, and associated oil and gas products, on both the spot market and under market-sensitive agreements with a variety of prospective purchasers.

Raw Materials

         The Company believes that its source of supply for any materials or equipment used in its business are adequate for its needs and that it is not dependent upon any one supplier. No serious shortages or delays have been encountered in obtaining any raw materials.

Governmental Regulation

         Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the space of wells, unitization and pooling of properties, taxation and alterations to the Company's development plans could have a material adverse effect on operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes that it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company cannot predict the ultimate cost of compliance with these requirements or their effect on operations. Significant expenditures may be required to comply with governmental laws and regulations.

Environmental Regulation and Claims

         The Company's workover and environmental remediation services routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. The Company's operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous materials, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. The Company employs personnel responsible for monitoring environmental compliance and arranging for remedial actions that may be required from time to time and also uses outside experts to advise on and assist with the Company's environmental compliance efforts. Costs incurred by the Company to investigate and remediate contaminated sites are expensed unless the remediation extends the useful lives of the assets employed at the site. Remediation costs that extend the useful lives of the assets are capitalized and amortized over the remaining useful lives of such assets. Liabilities are recorded when the need for environmental assessments and/or remedial efforts becomes known or probable and the cost can be reasonably estimated.

         Laws protecting the environment have generally become more stringent that in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability" which means that in some situations the Company could be exposed to liability for cleanup costs and other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, others. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial.

         Under the Comprehensive Environmental Response, Compensation and Liability Act, also known as "Superfund," and related state laws and regulations, liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. Changes to federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on the Company. For example, legislation has been proposed from time to time in Congress which would reclassify oil and natural gas production wastes as "hazardous wastes." If enacted, such legislation could dramatically increase operating costs for domestic oil and natural gas companies and this could reduce the market for the Company's services by making may wells and/or oilfield uneconomical to operate. To date, such legislation has not made significant progress toward enactment.

Patents and Trademarks

         The Company owns or has exclusive rights to use several U.S. patents on designs for various types of oilfield equipment and on methods for conducting certain oilfield activities, including discrete parts of the BAPCO Tool. The Company uses some of these designs and methods to conduct its business. The patents expire at various times over the next five to 15 years. The Company also has several trademarks and service marks that it uses in various aspects of its business. While management believes the Company's patent and trademark rights are valuable, the expiration or loss thereof, other than parts of the BAPCO Tool, would not have a material adverse effect on the Company's financial condition or results of operations.

Competitive Conditions

         Although the number of available rigs has materially decreased over the past ten years, the workover and drilling industry remains very competitive. The number of rigs continues to exceed demand, resulting in severe price competition. Many of the total available contracts are currently awarded on a bid basis, which further increases competition based on price. In all of the Company's market areas, competitive factors also include the availability and condition of equipment to meet both special and general customer needs, the availability of trained personnel possessing the required specialized skills, the overall quality of service and safety record, and domestically, the ability to offer ancillary services such as "plug and abandonment" services. As an enhancement to its competitive position, the Company has been able to establish joint ventures in domestic and international markets.

         The environmental remediation market is extremely fragmented and composed of hundreds of small firms with one or only few regional offices.


         Currently, there are a great number of new and successful secondary recovery programs. Many of these methods are allowing for a much higher rate of recovery than shown by the Company. The technique that the Company has chosen to utilize, after consideration of other methods, by means of the BAPCO tool, is that of the lateral drilling system. This technique, which calls for drilling a 50' long, 2 inch diameter horizontal drain hole into the formation is ideally suited for both the Gunsite and Rusk County formations, as they are a "fractured" type horizon, and the oil is being drained from existing fractures in the formation. The drilling of horizontal drain holes is expected to encounter many new fracture systems within the formation, resulting in significant oil production increases from each well. Based on data supplied by the Schellstede Company, production increases from 8 to 10 barrels per day are common in similar types of shallow wells laterally drilled using the lateral drilling system.

Properties

         The Company's principal executive offices are located in Oyster Bay, New York in approximately 1,100 square feet of leased office space. The Company currently pays $850 per month in rent under its lease, which extends through March 2000. The Company also leases approximately 7,000 square feet of its main operational facility in Lafayette, Louisiana and pays $4,000 per month under a lease extending through October 2002. The Company believes that additional office and operational space will be required to accommodate planned expansion.

Employees

         As of December 31, 1997, the Company had 25 full-time employees, including three petroleum engineers and two geologists. None of its employees is represented by a collective bargaining unit. Management believes that the Company's relationship with its employees is excellent.

Legal Proceedings

         Piedra Drilling Company, Inc. ("PDC") commenced an action against the Company in Denver, Colorado in July 1997. PDC brought this action to enforce a contract for the issuance of 450,000 shares of the Company's common stock in consideration for the sale by PDC to the Company of certain drilling equipment and designs. The Company did not issue the shares to PDC because the necessary equipment and designs were not delivered and/or validly assigned to the Company. PDC obtained a default judgment in the amount of approximately $1.2 million, which was vacated in November 1997. Colorado counsel for the Company filed an answer, counterclaims and discovery demands in November 1997. The Company believes it has a number of meritorious defenses and potential counterclaims and intends to vigorously defend this action.

         Other than the above legal proceeding, the Company is not a party to any other material pending or threatened legal proceeding.

                                   MANAGEMENT

Directors and Executive Officers

         The names and age of the directors and executive officers of the Company, and their positions with the Company, are as follows:

Name                                             Age               Position
----                                             ---               --------

Sam L. Bass, Jr............................      63                Chairman of the Board, President and Chief
                                                                   Executive Officer
James R. Callender, Sr.....................      57                Chief Operating Officer, Vice President and
                                                                   Director
Noreen G. Wilson...........................      45                Chief Financial Officer, Vice President and
                                                                   Director
James A. Griffin...........................      43                Secretary, Treasurer and Director
Robert McKnight............................      62                President of BAPCO
William Beaton.............................      75                Director

         The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors and executive officers of the Company are as follows:

         Sam L. Bass, Jr. has been the Chairman of the Board, President and Chief Executive Officer of the Company since September 1996. Mr. Bass also serves as the Chief Executive Officer of Bass Environmental Waste, Inc., which he founded in 1987, U.S. Energy, Inc., which he founded in 1984, and Bass Stabilizers, Ltd., which he co-founded in 1978, each of which is a privately-held company to which he devotes minimal time. From December 1993 to September 1995, he served as President and Chief Executive Officer of Bass Environmental World Wide Services, Inc. From January 1992 to September 1995, he served as President and Chief Executive Officer of Bass Environmental Inc. Mr. Bass is a pioneer in the field of downhole drilling and stabilization, and is the inventor of seven drilling aids, many of which are being used around the world. Mr. Bass founded a fire-fighting organization called Al-Wadhi, through which he joined others in efforts to put out oil well fires in Kuwait, immediately after the Gulf War, for a period of approximately 18 months in 1991 and 1992. Mr. Bass received a B.A. degree from McNeese State University in 1949 and an M.A. degree in Mechanical Engineering from Georgia Tech in 1952.

         James R. Callender, Sr. has served as Chief Operating Officer and Vice President of the Company since August 1997 and a Director since September 1996. He has also been the President and owner of Cal-Sons Co. Inc., an ostrich farm and cattle ranch located in Louisiana, since November 1990. From July 1997 to August 1997, Mr. Callender served as a Consultant to the Company. From March 1997 to April 1997, he served as a Consultant to Forcenergy Inc., an independent oil and gas company. From September 1996 to March 1997, Mr. Callender served as a Management Consultant to Arctic Recoil, Inc., a maker of high pressure well control units. He acted as an Investment Consultant to Coburn Inc., an oil field construction and heavy equipment operator, from February 1996 to September 1996. From January 1993 to December 1995, Mr. Callender served as Chief Engineer to the Chief Executive Officer and Senior Consultant at Unocal Corp., a fully integrated energy resources company whose worldwide operations comprise many aspects of energy production. Until December 1992, he served as Drilling Manager of Worldwide Operations at Unocal Corp. Mr. Callender received a B.S. degree in Geology and Engineering from Louisiana State University in 1964.

         Noreen G. Wilson has served as Chief Financial Officer of the Company since June 1997. She has been a Director of the Company since December 1996. From January 1995 to the present time, Mrs. Wilson has served as President of Supertrail Manufacturing Company, Inc., a real estate development firm located in Aberdeen, Mississippi. Supertrail Manufacturing Company, Inc. filed for Chapter 11 reorganization under the U.S. Bankruptcy Code in January 1995. At that point in time, Mrs. Wilson became President, in order to guide and manage the company through its reorganization, and she devotes minimal time in this position. From February 1993 to December 1996, Mrs. Wilson served as an International Consultant for Imperial International Design, a consulting company. She provided consulting services for the financing of American builders and contractors overseas, primarily working through OPIC, the Export/Import Bank and the World Bank. During the same time period, Mrs. Wilson served as Vice President of Traditional Enterprises, a financial consulting firm located in Roswell, Georgia. Ms. Wilson is the first cousin of James A. Griffin.

         James A. Griffin has been the Secretary, Treasurer and a Director of the Company since September 1996. From April 1992 to April 1996, Mr. Griffin was a founding and managing partner in the law firm of Griffin & Pellicane, Esq. located in Westbury, New York. In April 1996, he formed the law firm of James A. Griffin, Esq., but he is currently minimally involved in the practice of law. He received his J.D. from Touro College, Jacob D. Fuchsberg Law Center, in 1987. He received his B.A. degree from Dowling College in 1976 and his B.S. degree at the State University of New York at Stony Brook, School of Allied Health Sciences, in 1979. He is admitted to practice law in the State of New York and is a member of the American Bar Association, the New York State Bar Association and the Nassau County Bar Association. Mr. Griffin is the first cousin of Noreen G. Wilson.

         Robert McKnight has been the President of BAPCO since August 1997. Previously, Mr. McKnight acted as a Consultant to the Company from November 1996 until August 1997. From August 1991 until July 1996, Mr. McKnight acted as a Consulting Engineer to Patriot Resources, an oil and gas company located in Dallas, Texas. Mr. McKnight has 35 years of experience in supervising and managing drilling and production operations, including reservoir and field evaluations, reserve and cash flow determinations for property acquisitions, and equity determinations. Mr. McKnight received his B.S. in Petroleum Engineering from Texas A&M University in 1957.

         William Beaton has been a Director of the Company since September 1996. He currently serves as the Chairman of The Institute of Petroleum (West of Scotland Branch) and has been in that position for more than the past five years. He was the General Manager of Clydesdale Bank of Glasgow, Scotland until his retirement in 1982. Since his retirement from the Bank, he has worked as a self-employed consultant to public and smaller independent companies. He has been involved in the international oil and gas industry for almost 30 years, with more than 50 years of experience in management and finance.

         All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified, unless their office is vacated in accordance with the Certificate of Incorporation of the Company. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Except for the relationship between Noreen G. Wilson and James A. Griffin, who are cousins, there are no family relationships among the directors and officers of the Company.

Advisory Board

         The Company has established an Advisory Board comprised of three members with experience in the areas of oil and gas production. The Advisory Board meets periodically with the Company's Board of Directors and management to discuss matters relating to the Company's business activities including establishing commercial business alliances and working projects with corporations and government agencies on an international basis. Members of the Advisory Board are reimbursed by the Company for out-of-pocket expenses incurred in serving on the Advisory Board.

         Some of the members of the Advisory Board may serve as consultants to the Company under consulting agreements for which they will receive compensation. To the Company's knowledge, none of its Advisory Board members or other consultants has any conflict of interest between their obligations to the Company and their obligations to others.

         The members of the Company's Advisory Board and their primary professional or academic affiliations are listed below:

         Senator Vance Hartke has been a member of the Company's Advisory Board since September 1996. Mr. Hartke was the United States Senator for Indiana from 1959 to 1977. While a Senator, he served on both the Finance Committee and the Commerce Committee, two of the most powerful and prestigious committees of the U.S. Senate. Prior to his senatorial term, he served as Mayor of the City of Evansville, Indiana from 1956 to 1958, when he resigned to take his seat in the U.S. Senate. Mr. Hartke's political career also includes service as a Deputy Prosecuting Attorney, seven times as a delegate to the Democratic National Convention, as Democratic County Chairman in Vanderburgh County, Indiana, and a Chairman of the U.S. Senatorial Campaign Committee. He continues to practice law at the law firm of Hartke & Hartke in Falls Church, Virginia. He currently sits on the Board of Directors of McCrane & Co. He received his A.B. from the University of Evansville in 1941 and his J.D. from Indiana University School of Law in 1948, where he was Editor-in-Chief of the Indiana Law Journal.

         Marvin Gibbons has been a member of the Company's Advisory Board since September 1996. In 1990, Mr. Gibbons founded a private company seeking investment capital for various development projects, including several Native American India Developments. He opened a private domestic and international import/export company, as well. During the past seven years, Mr. Gibbons became a partner and Acting Secretary of CAL-NOR, Cal-Marine Industries, ESOP, and Zenith Insurance Limited. He is currently involved in a number of Development Projects both in the United States and internationally.

         Ken Water has been a member of the Company's Advisory Board since September 1996.

Committees of the Board of Directors

         The Company expects to establish an Audit Committee and Compensation Committee in early 1998, each of which will be comprised of at least two independent directors. The Audit Committee will, among other things, make recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, review the independence of those auditors and review audit results. The Compensation Committee will recommend to the Board compensation plans and arrangements with respect to the Company's executive officers and key personnel. It is contemplated that the Audit and Compensation Committees will initially include William Beaton and another independent director who the Company is currently in the process of identifying. The Board of Directors does not currently have and does not intend to establish a Nominating Committee as such functions are to be performed by the entire Board of Directors.

Compensation of Directors

         Non-employee directors of the Company currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. The Company does not intend to separately compensate employees for serving as directors.

         In September 1996, the Company issued to each of James R. Callender, Noreen G. Wilson, James A. Griffin and William Beaton, directors of the Company, 500,000 shares of Common Stock in connection with their serving on the Company's Board of Directors.

Compensation of Executive Officers


         The following table sets forth, in summary form, the cash compensation earned during the period from October 1, 1996 to September 30, 1997 by its Chief Executive Officer and the two other most highly compensated executive officers whose compensation exceeded $100,000 during such period.



                                          Summary Compensation Table

                  Annual Compensation (c, d, e)                Long Term Compensation (f)
----------------------------------------------------------------------------------------------------
(a)                         (b)         (c)          (d)       (e)                   (f)
NAME AND                    FISCAL      SALARY (2)   BONUS     OTHER ANNUAL          RESTRICTED
PRINCIPAL                   YEAR (1)                 ($)       COMPENSATION          STOCK AWARDS
POSITION                                                                             (4)
----------------------------------------------------------------------------------------------------
Sam L. Bass, Jr.               1997      $480,000       0            $125,000        500,000 shares
President and Chief                                                    (3)
Executive Officer
----------------------------------------------------------------------------------------------------
James A. Griffin,              1997      $120,000       0               0            500,000 shares
Secretary, Treasurer                                                   (5)
----------------------------------------------------------------------------------------------------
Noreen G. Wilson,              1997      $360,000       0               0               500,000
Executive Vice President                                               (5)             shares
and Chief Financial
Officer
----------------------------------------------------------------------------------------------------

(1) Noreen G. Wilson joined the Company as Executive Vice President and Chief Financial Officer in January 1997.

(2) Salaries for Sam L. Bass, Jr., James A. Griffin, and Noreen G. Wilson were accrued and not paid in cash. Each individual has an option to convert all or part of any accrued salary to Common Stock of the Company at a price reasonably established by the Board of Directors at the time of exercise.

(3) Represents amortization of Common Stock of Environmental Remediation Funding Corporation distributed in 1995 to Sam L. Bass, Jr.

(4) Restricted stock awards to Mr. Griffin, Ms. Wilson and Mr. Bass were awarded in fiscal year 1997 and were vested as of the date of grant.

(5) The aggregate value of benefits to be reported under the "Other Annual Compensation" column did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

Proposed Employment Agreements

         The Company contemplates entering into three-year employment agreements with each of Sam L. Bass, Jr., James A. Callender, Sr., Noreen G. Wilson and James A. Griffin to serve in their respective positions. The Company is still in the process of determining the terms and conditions of each employment agreement.

Proposed Stock Option Plan

         The Company does not currently have a stock option plan or other similar employee benefit plan for executives and/or other employees of the Company, and no options have been granted or are currently outstanding.

         The Board of Directors of the Company plans to approve and adopt a proposed 1998 Stock Option Plan (the "Plan"), pursuant to which officers, directors, key employees, and consultants of the Company will be eligible to receive incentive stock options and non-qualified stock options to purchase shares of Common Stock. The Plan would also provide for the grant of stock appreciation rights, restricted stock, performance shares and performance units at the discretion of Company's Board of Directors.

         With respect to incentive stock options, the Plan would provide that the exercise price of each such option be at least equal to 100% of the fair market value of the Common Shares on the date that such option is granted (and 110% of fair market value in the case of shareholders who, at the time the option is granted, own more than 10% of the total outstanding Common Shares), and would require that all such options have an expiration date not later than the date which is one day before the tenth anniversary of the date of the grant of such option (or the fifth anniversary of the date of grant in the case of 10% or greater shareholders. However, with certain limited exceptions, in the event that the option holder would cease to be associated with the Company, or would engage in or be involved with any business similar to that of the Company, such option holder's incentive options would immediately terminate. Pursuant to the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year will not exceed $ 100,000.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of December 31, 1997, with respect to the beneficial ownership of the Company's Common Shares by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares, by each director of the Company, by the executive officers named in the table below and by the directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in this table, based upon information provided by such persons, have sole voting and investment power with respect to all Common Shares beneficially owned by them. None of the current directors and officers of the Company are participating in this offering.

                                           Common Shares Beneficially Owned
                                      ------------------------------------------
        Name and Address (1)               Number(2)                Percentage
        --------------------               ---------                ----------

Sam L. Bass, Jr.......................    8,704,568(3)                 35.0%

James R. Callender, Sr................      500,000                     2.0

Noreen G. Wilson......................      500,000                     2.0

James A. Griffin......................      500,000                     2.0

Robert McKnight.......................       75,000                     *

William Beaton........................      500,000                     2.0

All officers and directors as a group
   (six persons)......................   10,754,568                    43.4%
------------
 * Represents less than 1% of outstanding Common Shares or voting power.

(1) The address of each beneficial owner is c/o Environmental Remediation Holding Corporation, 3-5 Audrey Avenue, Oyster Bay, New York 11771.

(2) Shares beneficially owned and percentage of ownership are based on 24,858,289 Common Shares outstanding as of March 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to such shares.

(3) Includes shares of Common Stock beneficially owned by Mr. Bass individually and through entities under his control.

                              SELLING SHAREHOLDERS


The 1997 Investor Private Placement

         From October to December 1997, the Company raised gross proceeds of $4,300,000 in a private placement of the Company's 5.5% convertible senior subordinated secured notes due 2002 (the "Notes") and warrants to purchase Common Stock (the "Warrants") to a limited number of "accredited" institutional investors. The maximum number of shares of Common Stock which may be issued by the Company upon the conversion of the Notes (at a base conversion rate of $1.25 per share, subject to certain limited conditions) and the exercise of the Warrants (at an exercise price of $2.83 per share) is up to 3,440,000 shares and 283,800 shares, respectively. This Prospectus covers the maximum of up to 3,723,800 total shares of Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants. The Investors intend to sell the Common Stock acquired thereby from time to time in the future upon conversion of the Notes and the exercise of the Warrants. Based on the number of outstanding shares of Common Stock of the Company as of December 31, 1997, the Shares represent approximately 15.8% of the outstanding Common Stock of the Company. As of December 31, 1997, none of the Notes had been converted and none of the Warrants had been exercised.

All of the Shares held or to be held by the Investors may be offered hereunder except that, under the terms of the Notes, the holders thereof may convert the original principal amount of the Notes only to the extent of one-third of such amount on and after each of December 30, 1997, January 29, 1998 and February 28, 1998. The conversion rate of the Notes is equal to the lowest of (i) $2.83, representing 100% of the average closing bid price per share of the Common Stock as quoted on the primary market or exchange on which it trades (the "Average Share Price") for the five consecutive trading days immediately preceding October 15, 1997, the date of the initial issuance of the Notes (the "Issuance Date"), (ii) 100% of the Average Share Price for the five consecutive trading days immediately preceding October 22, 1998 or the first anniversary of the Issuance Date, or (iii) 80% of the Average Share Price for the five consecutive trading days preceding the applicable conversion date on which all or part of the Notes are converted. However, the conversion price may not be less than $1.25 per share (the "Base Price"), unless 80% of the Average Share Price is less than the Base Price for a period of 90 consecutive calendar days, in which case the Base Price will no longer be applicable. For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the conversion rate is assumed to be the Base Price. Because the conversion rate of the Notes is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to convert all the Notes were to have been received on April 8, 1998, the lowest applicable conversion rate would have been $.96 per share (80% of the Average Share Price for the five consecutive trading days preceding such date), resulting in a total of 3,723,800 shares of Common Stock issuable upon conversion (including 283,800 shares into which the Warrants are exercisable), subject to the elimination of the 90-day Base Price provision described above. The Notes mature, unless prepaid at any time after October 15, 1998, on October 15, 2002 and are secured by the Company's proven crude oil reserves on its properties in Utah. The Notes do not contain any covenants that would prohibit, limit or restrict, among other matters, the Company's ongoing business operations, acquisitions of oil and gas properties, payment of dividends or incurrence of additional indebtedness. The Warrant may be exercised at any time through October 15, 2002.

           In connection with the sale of the Notes and the Warrants, the Company entered into a Registration Rights Agreement with the Selling Shareholders, pursuant to which the Company agreed to register the Shares under the Securities Act for resale by, and for the benefit of, such shareholders.

           The public offering of the Shares by the Selling Shareholders will terminate on the earlier of October 15, 2000 or the date on which all Shares offered hereby have been sold by the Selling Shareholders.

The Kingsbridge Line of Credit Agreement*


         In March 1998, the Company entered into a Private Equity Line of Credit Agreement with Kingsbridge, pursuant to which the Company has the right to receive up to $10,000,000 in equity financing from the sale of its Common Stock in tranches to Kingsbridge. Through the Company's exercise of put options, Kingsbridge is required to purchase, and the Company is required to sell, subject to certain closing conditions and limitations on the timing of purchases and amount of Common Stock to be sold with respect to exercises of individual put options, at least $3,000,000 in shares of Common Stock at a purchase price equal to 79% of the average of the lowest prices of the Common Stock on the trading day on which notice of exercise of the put option is given and on the one trading day prior, and the two trading days following, such put option exercise notice. The minimum market price for sales of shares is $1.00 per share. For purposes of registering the maximum number of shares of Common Stock under this Prospectus, the market price is assumed to be $1.00. At a market price of $1.00, the maximum number of shares of Common Stock which may be issued by the Company upon the exercise of the put options is 12,658,228 shares. Because the purchase price of the Common Stock is based in part on future average trading prices of the Common Stock, the number of shares which may actually be sold pursuant to this Prospectus could differ significantly. For example, in the event a notice of election to exercise individual put options were to have been received on March 26, 1998, the lowest applicable purchase price would have been $0.98 per share, resulting in a total of 10,204,082 shares of Common Stock offered hereby. Notwithstanding the foregoing, the maximum number of shares issuable to Kingsbridge shall not exceed 19.9% of the outstanding shares of Common Stock at the time of such exercise(s). In connection with entering into the Investment Agreement, the Company issued to Kingsbridge a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share (94% of the market price calculated as of March 23, 1998), exercisable beginning on September 24, 1998. As a condition precedent to the purchase and sale of shares pursuant to the Investment Agreement, among others, the Company is required to register with the Commission under the terms of a Registration Rights Agreement all of the shares of Common Stock subject to the put option, as well as those into which the Kingsbridge Warrant is exercisable, for resale by Kingsbridge. The Investment Agreement has a term of two years, but may be terminated by Kingsbridge earlier in the event the Common Stock subject to the put options is not, or fails to be, registered for resale after specified time periods lapse.
---------------
* This page will be modified to reflect the number of shares of Common Stock acquired by Kingsbridge from time to time as set forth in a Prospectus Supplement.



Stock Ownership

           The following table sets forth the names of and the number of Shares beneficially owned by each Selling Shareholder as of December 31, 1997. Since the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or the number or percentage of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.

                                               Shares Owned Before                                      Shares and
                                                 the Offering (1)                                       Percentage
                                  --------------------------------------------      Shares to be           Owned
Name of                             Underlying     Underlying        Total            Sold in            After the
Selling Shareholder                   Notes         Warrants         Shares         the Offering         Offering
-------------------                   -----         --------         ------         ------------         ---------

Banque Edouard Constant SA           320,000         24,000          344,000           344,000               --
11, Cours de Rive
Case Postale 3754
1211 - Geneva
Switzerland

Elara Ltd.                           600,000         45,000          645,000           645,000               --
P.O. Box 438
Tropic Isle Building
Wickhams Cay
Road Town, Tortola
British Virgin Islands
c/o Talisman Capital
1601 LaGrande Drive, Suite 100
Little Rock, AR  72211

Keyway Investments Ltd.              720,000         54,000          774,000           774,000               --
19 Mount Havelock
Douglas, Isle of Man
1M1 2QG
British Islands
c/o Midland Walwyn Capital, Inc.
BCE Place
181 Bay Street, Suite 500
Toronto, Ontario  M5J 2V8
Canada

JMG Capital Partners L.P.            320,000         24,000          344,000           344,000               --
c/o JMG Capital Management Inc.
1999 Avenue of the Stars
Suite 1950
Los Angeles, CA  90067

Triton Capital Investments, Ltd.     320,000         24,000          344,000           344,000               --
c/o JMG Capital Management Inc.
1999 Avenue of the Stars
Suite 1950
Los Angeles, CA  90067

Porter Partners L.P.                 320,000         24,000          344,000           344,000               --
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

EDJ Limited                           80,000          6,000           86,000            86,000               --
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

                                               Shares Owned Before                                      Shares and
                                                 the Offering (1)                                       Percentage
                                  --------------------------------------------      Shares to be           Owned
Name of                             Underlying     Underlying        Total            Sold in            After the
Selling Shareholder                   Notes         Warrants         Shares         the Offering         Offering
-------------------                   -----         --------         ------         ------------         ---------

Cranshire Capital, L.P.             240,000         18,000          258,000           258,000               --
3000 Dundee Road
Suite 105
Northbrook, IL  60062

Legion Fund, Ltd.                   120,000          9,000          129,000           129,000               --
c/o Porter Capital Management Co.
100 Shoreline Highway, Suite 211B
Mill Valley, CA  94941

Banque Franck, S.A.                 400,000         30,000          430,000           430,000               --
1, Rue Toepffer
1206 - Geneva
Switzerland


Avalon Research Group, Inc.              --         25,800           25,800            25,800               --
1900 Glades Road, Suite 201
Boca Raton, FL  33431

Kingsbridge Capital Limited(2)           --             --          100,000           100,000               --
Main Street
Kilcullen, County Kildare
Republic of Ireland

         Total                    3,440,000        283,800        3,823,800         3,823,800               --

-------------

(1) All Shares are beneficially owned and the sole voting and investment power is held by the persons named.


(2) The number of shares beneficially owned by Kingsbridge will be modified to reflect the number of such shares acquired by Kingsbridge from time to time as set forth in a Prospectus Supplement.


      The Company has agreed to indemnify the Selling Shareholders and the Selling Shareholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

      None of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                              CERTAIN TRANSACTIONS

         The Company's predecessor, Environmental Remediation Funding Corporation ("ERFC"), was incorporated under the laws of the State of Delaware in September 1995. In August 1996, the stockholders of ERFC exchanged all of their shares of ERFC for 2,433,950 authorized and unissued shares of common stock, representing 87.2% of such then outstanding shares, of Regional Air Group Corporation ("RAIR"), a Colorado corporation. RAIR was a publicly-owned corporation which had ceased operations and as a result had only nominal assets and liabilities. ERFC was then merged into RAIR. Following the acquisition of control, the stockholders of RAIR approved the change in the Company's name to Environmental Remediation Holding Corporation.

         In April 1997, the Company acquired all of the outstanding capital stock of BAPCO, a privately-held company controlled by Sam L. Bass, Jr., who was then the Company's Chairman of the Board, President and Chief Executive Officer. Through this acquisition, the Company acquired, among other assets, ownership of all rights to the BAPCO Tool and assignment of the Chevron master service agreement. The Company issued 4,000,000 shares of Common Stock to Mr. Bass in exchange for the outstanding capital stock of BAPCO. In addition, the Company issued 3,000,000 shares of Common Stock to BEW, a company controlled by Mr. Bass, in connection with the assignment of the Chevron master service agreement. See "Business - Environmental Remediation Services."

         From time to time, Noreen G. Wilson and James A. Griffin, both executive officers and directors of the Company, have advanced funds to the Company in the total amount of $978,250 through December 1997, pursuant to 8.5% demand promissory notes, of which $503,148 was repaid through December 31, 1997, and $475,000 remains outstanding at December 31, 1997. Such notes are convertible into Common Stock at a conversion rate per share equal to the fair market value of a share of Common Stock at the time of the advance.

                          DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Company consists of 950,000,000 shares of Common Stock, par value $.0001 per share ("Common Shares"), of which 23,965,625 shares were outstanding on December 31, 1997, and 10,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Shares"), issuable in series, none of which are outstanding.

Common Shares

         Holders of the Common Shares are entitled to one vote for each share held of record by them. The Common Shares have no redemption, preemptive or sinking fund rights. Holders of the Common Shares are entitled to dividends as and when declared by the Board of Directors from funds legally available therefor and, upon liquidation, dissolution or winding-up of the Company, to participate ratably in all assets remaining after payment of all liabilities. The Common Shares are not redeemable and do not have any conversion rights or preemptive rights. All Common Shares issued and outstanding are, and those offered hereby when issued will be fully paid and non-assessable. See "Dividend Policy."

Preferred Shares

         The Company's Certificate of Incorporation provides that the Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue up to 10,000,000 Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company does not have any Preferred Shares outstanding and has no present intention to issue any Preferred Shares.

Reports

         The Company intends to furnish to its shareholders annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, the Company is required to file periodic reports on Forms 8-K, 10-Q and 10-K with the U.S. Securities and Exchange Commission and make such reports available to its shareholders.

Limitation of Directors' Liability; Indemnification

         The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of an individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

         The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Listing on OTC Bulletin Board

         The Common Shares are listed on the OTC Bulletin Board under the symbol "ERHC."

Transfer Agent

         The transfer agent for the Common Shares is Corporate Stock Transfer, Inc. of Denver, Colorado.

                              PLAN OF DISTRIBUTION

      The sale or distribution of the Shares may be effected directly to purchasers by the Selling Shareholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholders or by agreement between one or more Selling Shareholders and underwriters, brokers, dealers or agents, or purchasers. If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers;
(b) the number of Shares involved; (c) the price at which such Shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

      Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      The Company will pay all of the expenses, estimated to be approximately $100,000, incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.


      Each Selling Shareholder will, if applicable, comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, in connection with any distribution by such Selling Shareholder of the Shares offered hereby.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York.

                                     EXPERTS

         The consolidated balance sheets as of September 30, 1995, 1996 and 1997, and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended September 30, 1995, 1996 and 1997, have been included herein in reliance on the report of Durland & Company, CPA's, P.A. independent public accountants, given on the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the following regional offices of the SEC:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

         This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-1, of which this Prospectus forms a part, and the exhibits thereto which the Company has filed with the SEC under the Securities Act, to which reference is hereby made for further information concerning the Company and the shares of Common Stock.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page

         Audited financial statements as of September 30, 1995, 1996 and 1997

Independent Auditors' Report   .................................................................................F-2

Balance Sheets   ...............................................................................................F-3

Statements of Operations  ......................................................................................F-4

Statements of Stockholders' Equity  ............................................................................F-5

Statements of Cash Flows   .....................................................................................F-6

Notes to Financial Statements  .................................................................................F-7

Supplementary Information  ....................................................................................F-12

         Unaudited financial statements as of December 31, 1996 and 1997

Balance Sheets   ..............................................................................................F-20

Statements of Operations  .....................................................................................F-21

Statements of Stockholders' Equity  ...........................................................................F-22

Statements of Cash Flows   ....................................................................................F-23

Notes to Financial Statements  ................................................................................F-24


                         REPORT OF INDEPENDENT AUDITORS



TO:  The Board of Directors and Stockholders
     Environmental Remediation Holding Corporation
     Jericho, New York


We have audited the accompanying balance sheets of Environmental Remediation Holding Corporation, (the "Company") as of September 30, 1995, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the period since inception and the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in notes 1f and 3, the Company acquired two East Texas oil leases in February 1997. The Company recorded these transactions based on the reserve report provided them at the time and updated more recently. We have engaged another independent petroleum engineer to evaluate the data and produce another reserve report. The Company expects to adjust the recorded valuation to this new report basis if any material differences exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1995, 1996 and 1997 and the results of its operations and its cash flows for the the period since inception and two years then ended in conformity with generally accepted accounting principles.





                          Durland & Company, CPAs, P.A.

Palm Beach, Florida
December 12, 1997

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                           Consolidated Balance Sheets
                                  September 30,

                                                              1995           1996          1997
                                                           -----------    -----------    -----------
                          ASSETS
CURRENT ASSETS
  Cash                                                     $         0              0        327,743
  Prepaid expenses and other current assets                          0              0        215,708
                                                           -----------    -----------    -----------
    Total Current Assets                                             0              0        543,451
                                                           -----------    -----------    -----------
PROPERTY AND EQUIPMENT
  Equipment (note 1b)                                                0      2,431,987      2,733,274
                                                           -----------    -----------    -----------
    Total Property and Equipment                                     0      2,431,987      2,733,274
                                                           -----------    -----------    -----------
OTHER ASSETS
  Deposits on fixed assets                                           0          5,000        136,560
  Crude oil reserves, net (note 1f)                                  0              0     14,335,646
  Chevron P&A master service agreement (note 1h)                     0              0            300
                                                           -----------    -----------    -----------
    Total Other Assets                                               0          5,000     14,472,506
                                                           -----------    -----------    -----------
Total Assets                                               $         0      2,436,987     17,749,231
                                                           ===========    ===========    ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accrued expenses and other current payable               $     3,316              0        111,054
  Stockholder loans (note 1c)                                        0          6,730        465,094
  Accrued interest (note 1c)                                         0              0         37,228
  Accrued salaries (note 4)                                          0              0        960,000
  Short term bank loan (note 1c)                                     0              0        175,000
                                                           -----------    -----------    -----------
    Total Current Liabilities                                    3,316          6,730      1,748,376
                                                           -----------    -----------    -----------
LONG-TERM LIABILITIES
  Long-term debt                                                     0              0              0
                                                           -----------    -----------    -----------
    Total Long-Term Liabilities                                      0              0              0
                                                           -----------    -----------    -----------
Total Liabilities                                                3,316          6,730      1,748,376
                                                           -----------    -----------    -----------

Common stock issued under a repurchase agreement;
1,000,000 shares (note 1i )                                          0              0      2,000,000

STOCKHOLDERS' EQUITY
  Common stock, $0.0001 par value; Authorized
    950,000,000 shares: issued and outstanding 1,639,450
    at September 30, 1995; 3,239,374 at September 30,
    1996 and 21,989,526 at September 30, 1997 (note 3)             164            324          2,199
  Preferred stock, $0.0001  par value, authorized
    10,000,000 shares; issued and outstanding 0 at
    September 30, 1995, 1996 and 1997                                0              0              0
  Additional paid in capital in excess of par                  499,924      3,515,298     32,658,586
  Stock subscriptions receivable                                     0              0       (913,300)
  Deferred compensation, net (note 1d)                        (500,000)      (427,500)      (250,000)
  Retained earnings (deficit)                                   (3,404)      (657,865)   (17,496,630)
                                                           -----------    -----------    -----------
Total Stockholders' Equity                                      (3,316)     2,430,257     14,000,855
                                                           -----------    -----------    -----------
Total Liabilities and Stockholders' Equity                 $         0      2,436,987     17,749,231
                                                           ===========    ===========    ===========


     The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Operations

     For the period since inception ended September 30, 1995, and the years ended September 30, 1996 and 1997

                                                         1995            1996           1997
                                                     -----------    -----------    -----------
                       REVENUE
Sales - environmental remediation services           $         0              0        108,944
Sales - crude oil                                              0              0              0
                                                     -----------    -----------    -----------
  Total sales                                                  0              0        108,944
                                                     -----------    -----------    -----------
                     COST OF SALES
Cost of sales - environmental remediation services             0              0         53,991
Cost of sales - crude oil                                      0              0              0
                                                     -----------    -----------    -----------
  Total cost of  sales                                         0              0         53,991
                                                     -----------    -----------    -----------
   Gross profit/(loss)                                         0              0         54,953
                  OPERATING EXPENSES
Automotive expenses                                            0          7,257         55,864
Bank charges                                                   0            184            421
Compensation - officers                                        0        147,326      1,185,000
Compensation - directors                                       0              0      3,492,981
Consultant fees                                                0        337,956      8,883,356
Depletion                                                      0              0              0
Depreciation                                                   0        173,713        198,713
Donations                                                      0              0         10,500
Dues, fees, licenses and taxes                                 0              0          9,552
Insurance                                                      0              0        204,099
Geological data and reports (note 1i)                          0              0      2,008,848
Oil lease transfer fees                                        0              0         55,000
Office expenses                                                0          1,072         97,226
Oil well rework expenses                                       0              0         53,355
Professional fees                                          3,404         19,500        244,230
Research and development                                       0              0         17,000
Rent                                                           0          8,550         45,950
Telephone                                                      0              0         48,528
Travel and entertainment                                       0         19,380        235,856
Miscellaneous                                                  0              0         13,783
                                                     -----------    -----------    -----------
  Total operating expenses                                 3,404        714,938     16,860,262
                                                     -----------    -----------    -----------
Income(loss) from operations                              (3,404)      (714,938)   (16,805,309)
Interest expense                                               0              0        (40,787)
Interest income                                                0              0            601
                                                     -----------    -----------    -----------
Income(loss) before tax & extraordinary item              (3,404)      (714,938)   (16,845,495)
Extraordinary item - forgiveness of debt                       0         60,477          6,730
                                                     -----------    -----------    -----------
Income(loss) before taxes                                 (3,404)      (654,461)   (16,838,765)
Income tax expense/(benefit)                                   0              0              0
                                                     -----------    -----------    -----------
Net income(loss)                                     $    (3,404)      (654,461)   (16,838,765)
                                                     ===========    ===========    ===========
Weighted average number of shares outstanding            398,643      2,469,511     10,500,293
                                                     ===========    ===========    ===========
Net loss per share                                   $     (0.01)         (0.27)         (1.60)
                                                     ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                 Consolidated Statements of Stockholders' Equity
                        September 30, 1995, 1996 and 1997


                              Number          Common       Pf'd        APIC       Stk Subs     Defr'd       Accumulated    TTL S/H
                             of Shares         Stock       Stock                 Receivable     Comp          Deficit       Equity
                             -----------     ------------  --------  ----------- ----------   -----------  ------------   ----------
BEGIN BALANCE,
September 5, 1995                       0  $      0         0             0            0            0            0            0

9/23 - cash                       884,407        88         0             0            0            0            0           88
9/25 - services                   755,043        76         0       499,924            0     (500,000)           0            0
  Net loss                           --           0         0             0            0            0       (3,404)      (3,404)
                              -----------  --------    ------   -----------    ---------  -----------  -----------  -----------

BALANCE,
September 30, 1995              1,639,450       164         0       499,924            0     (500,000)      (3,404)      (3,316)

10/1 - equipment                  744,000        74         0     2,605,626            0            0            0    2,605,700
10/10 - cash                       20,000         2         0        49,998            0            0            0       50,000
8/9 - cash                         20,500         2         0        42,890            0            0            0       42,892
8/19 - reverse merger             356,317        36         0      (243,366)           0            0            0     (243,330)
8/19 - S-8 services                73,277         7         0        73,270            0            0            0       73,277
8/30 - services                    10,000         1         0        69,999            0            0            0       70,000
9/15 - services                    55,000         6         0       384,994            0            0            0      385,000
9/15 - cash                       320,830        32         0        31,963            0            0            0       31,995
9/30 - deferred comp amort           --           0         0             0            0       72,500            0       72,500
  Net loss                           --           0         0             0            0            0     (654,461)    (654,461)
                              -----------  --------    ------   -----------    ---------  -----------  -----------  -----------

BALANCE,
September 30, 1996              3,239,374       324         0     3,515,298            0     (427,500)    (657,865)   2,430,257

2/10 - S-8 services             1,600,000       160         0     1,099,840            0            0            0    1,100,000
3/4 - oil wells/leases            300,000        30         0     4,831,293            0            0            0    4,831,323
3/5 - oil wells/leases            200,000        20         0     9,504,303            0            0            0    9,504,323
3/13 - S-8 services               300,000        30         0       374,970            0            0            0      375,000
4/5 - Chevron contract          3,000,000       300         0             0            0            0            0          300
4/5 - services                  1,342,981       134         0     1,342,847            0            0            0    1,342,981
4/5 - contributed to corp        (100,000)      (10)        0       (99,990)           0            0            0     (100,000)
4/9 - BAPCO acquisition         4,000,000       400         0       499,600            0            0            0      500,000
5/14 - S-8 services             1,500,000       150         0       562,350            0            0            0      562,500
6/19 - services                   150,000        15         0        28,110            0            0            0       28,125
7/8 - cash                        800,000        80         0       399,920            0            0            0      400,000
7/25 - S-8 services             2,335,000       233         0     6,464,798            0            0            0    6,465,031
7/30 - services                 1,500,000       150         0     2,249,850            0            0            0    2,250,000
7/30 - cash                       147,000        15         0       146,985            0            0            0      147,000
8/8 - cash                         74,000         8         0       147,992            0            0            0      148,000
9/4 - services                    400,000        40         0       307,960            0            0            0      308,000
9/10 - cash stk subs recv         727,273        73         0       799,927     (800,000)           0            0            0
9/15 - cash & stk subs recv       473,898        47         0       482,533     (113,300)           0            0      369,280
9/30 - deferred comp amort           --           0         0             0            0      177,500            0      177,500
  Net loss                           --           0         0             0            0            0  (16,838,765) (16,838,765)
                              -----------  --------    ------   -----------      -------  -----------  -----------  -----------
BALANCE,
September 30, 1997             21,989,526  $  2,199         0    32,658,586     (913,300)    (250,000) (17,496,630)  14,000,855

                              ===========  ========    ======   ===========    =========  ===========  ===========  ===========

Common Stock issued under
 a repurchase agreement
7/97 - DRSTP information        1,000,000       100         0     1,999,900            0            0            0    2,000,000
                              ===========  ========    ======   ===========    =========  ===========  ===========  ===========




    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Cash Flows

     For the period since inception ended September 30, 1995, and the years ended September 30, 1996 and 1997

                                                                         1995            1996         1997
                                                                    -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss)                                                    $    (3,404)       (654,461)    (16,838,765)
Adjustments to reconcile net loss to net cash used for operating activities:
    Amortization of deferred compensation                                     0          72,500         177,500
    Non-cash gain on forgiveness of debt                                      0         (60,477)         (6,730)
    Stock issued for services rendered                                        0         385,000      12,292,829
    Stock issued for DRSTP geological data                                    0               0       2,000,000
    Depreciation                                                              0         173,713         198,713
Changes in operating assets and liabilities:
   (Increase) decrease in prepaid expenses                                    0               0        (215,708)
   Increase (decrease) in accrued interest expense                            0               0          37,228
   Increase (decrease) in accrued expenses                                3,316               0         111,054
   Increase (decrease) in accrued salaries                                    0               0         960,000
                                                                    -----------     -----------     -----------
Net cash (used) provided by operating activities                            (88)        (83,725)     (1,283,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits                                                                      0          (5,000)       (131,560)
                                                                    -----------     -----------     -----------
Net cash (used) provided by investing activities                              0          (5,000)       (131,560)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock sold for cash                                                   88          81,995       1,102,988
Payments on stockholder advances                                              0         (16,000)       (295,287)
Funds advanced by third-parties                                               0               0         175,000
Funds advanced by stockholders                                                0          22,730         760,481
                                                                    -----------     -----------     -----------
Net cash (used)  provided by financing activities                            88          88,725       1,743,182
Net increase (decrease) in cash                                               0               0         327,743
CASH, beginning of period                                                     0               0               0
                                                                    -----------     -----------     -----------
CASH, end of period                                                 $         0               0         327,743
                                                                    ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Interest paid in cash                                               $         0               0           3,559
                                                                    ===========     ===========     ===========
Non cash financing activities:
   Stock issued to acquire environmental remediation equipment      $         0       2,605,698               0
                                                                    ===========     ===========     ===========
   Stock issued to acquire crude oil reserves and wells             $         0               0      14,335,646
                                                                    ===========     ===========     ===========
   Stock issued to acquire Chevron master P&A service agmt          $         0               0             300
                                                                    ===========     ===========     ===========
   Stock issued to acquire BAPCO                                    $         0               0         500,000
                                                                    ===========     ===========     ===========






    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
                        September 30, 1995, 1996 and 1997


(1) Summary of Significant Accounting Policies
         The Company. Environmental Remediation Holding Corporation, (ERHC), was incorporated on May 12, 1986 in Colorado as Valley View Ventures, Inc.,
         (VVV). Its name was changed to Regional Air Group Corporation, (RAGC), on September 20, 1988, and then to Environmental Remediation Holding Corporation on August 29, 1996. VVV was created in 1986 as a blind pool to seek a merger opportunity with a viable operating company. In 1988 the company acquired, via a reverse merger, Mid-Continent Airlines which was a regional "feeder" airline operating as Braniff Express. On September 28, 1989, Braniff Airlines filed Chapter 11 Bankruptcy. This event proved to be catastrophic to the then operating business of the Company. RAGC liquidated its assets and liabilities shortly thereafter and remained dormant until its reverse merger with Environmental Remediation Funding Corporation on August 19, 1996. ERHC operates in the environmental remediation industry and the oil and natural gas production industry from its corporate headquarters in Jericho, New York, its operating offices in Lafayette, Louisiana.


         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates. The following summarize the more significant accounting and reporting policies and practices of the
         Company:

   a) Basis of presentation. The Company acquired 100% of the issued and outstanding common stock of Environmental Remediation Funding Corp.,
         (ERFC), a Delaware corporation, effective on August 19, 1996, in a reverse triangular merger, which has been accounted for as a reorganization of ERFC. At the same time the Company changed its name from RAGC. Prior to the merger ERFC had acquired certain environmental remediation equipment in exchange for common stock. ERFC then employed the seller of this equipment as an outside consultant in exchange for common stock. Subsequently, ERFC was unable to enter into the environmental remediation contracts it had hoped to and asked the consultant to become the Chairman, President and CEO of ERFC.

         At the time of the acquisition of ERFC by RAGC, ERFC owned 100% of Site Services, Inc., (SSI). ERFC had acquired SSI from Bass Environmental Services Worldwide, Inc., (BESW), a company controlled by the Chairman, President and CEO of ERFC. SSI had always been an inactive company, but for certain enviornmental remediation licences which it continues to hold.

         On April 9, 1997, the Company acquired 100% of the issued and outstanding common stock of Bass American Petroleum Company, (BAPCO), which was accounted for as a purchase. BAPCO had been an inactive company for several years previously, however BAPCO owned a variety of oil well production enhancing equipment, which is proprietary to, but not patented by BAPCO. The transaction was in essence an asset acquisition. At the time of the acquisition BAPCO was 100% owned by the Chairman, President and CEO of ERHC. The Company has begun using BAPCO as the operator of the various oil and natural gas leases it has acquired.

         The consolidated financial statements include the accounts of SSI and BAPCO, its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

   b) Equipment. Environmental remediation equipment was purchased by ERFC in exchange for common stock. The fair market value of the ERFC stock exchanged was undeterminable, therefore the Company chose to value the equipment received using an estimate of historical cost, based on an independent evaluation of replacement cost at acquisition date, the Consumer Price Index to original acquisition date, less accumulated depreciation to the date ERFC acquired the equipment. This was calculated because the historical cost records had been inadvertently destroyed. This adjusted calculated historical cost was $2,605,700. The Company has chosen to depreciate the equipment using the straight line method over its estimated remaining useful life of fifteen years. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense for the period since inception ended September 30, 1995 was $0 and for the years ended September 30, 1996 and 1997 was $173,713 and $173,713.

         In the BAPCO acquisition the Company acquired ownership of all rights to BAPCO's proprietary oil well reworking tool, "the BAPCO Tool" as well as other oil and natural gas well reworking equipment. The control of this proprietary tool has enhanced the Company's position to the extent that it would not have been able to enter into the contract to control the Utah oil fields and the reworking of the Indonesian oil fields. The control of this tool also enabled the acquisition of the 200 Texas oil wells to be economically feasible to a greater extent. The Company value the equipment received at historical cost amounting to $500,000. The Company is depreciating these tool and technology over ten years. Depreciation expense for the period since inception ended September 30, 1995 was $0 and for the years ended September 30, 1996 and 1997 was $0 and $25,000.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies, continued
     c) Notes payable. The Company issued two notes payable to stockholders who are also officers and directors in exchange for cash amounting to $233,398 and $526,883. These notes carry no stated maturity date and an 8.5% rate of interest. The Company has repaid $236,787 and $58,500 on these notes, including interest on one. The remaining note is convertible into restricted stock at 50% of the average bid price for the month in which the loan was made. The conversion is at the option of the noteholder. Accrued interest on these notes is $0, $0 and $21,273 for the period since inception ended September 30, 1995 and for the years ended September 30, 1996 and 1997.

         In January 1997, the Company issued a note payable to a bank in exchange for $175,000 cash. This note carried a maturity date of March 15, 1997 and a 9.6875% interest rate. The Company is in default on this note. The default interest rate is 13.6875%. The Company and the bank had originally expected to roll this note over into a long-term credit facility. The Company chose not to accept the long-term facility due to the terms offered. The Company has reached an agreement with the bank regarding repayment terms amounting to $175,000 plus accrued interest. Accrued interest on this note is $0, $0 and $15,955 for the period since inception ended September 30, 1995 and for the years ended September 30, 1996 and 1997.

     d) Deferred compensation. ERFC issued 755,043 shares of its common stock into escrow in exchange for services to be rendered by a consultant under a four year contract. These services were valued at $125,000 per year, therefore the Company is amortizing this deferred compensation expense at a rate of $31,250 per quarter. This consultant later became ERFC's Chairman, President and CEO.

         On August 30, 1996, the Company issued 10,000 shares of its common stock, valued at $70,000, to an attorney for services to be rendered at below market rates for a period of 4 months. Accordingly, the Company amortized this expense over the term of the agreement.

     e) Net loss per share. Net loss per share is computed by dividing the net loss by the number of shares outstanding during the period.

     f) Crude oil reserves. At September 30, 1996, the Company had no oil and gas reserves. In March 1997, the Company acquired an undivided 7/8 interest in a 100 well lease located in the Gunsite Sand Lease in Ector, Texas, in exchange for 300,000 shares of the Company's common stock. The Company received an independent evaluation of this field which reflected 1,000,000 barrels of proven oil reserves. In March 1997, the Company acquired an undivided 7/8 interest in a 100 well lease located in the Woodbine Sand Lease Block in Henderson County, Texas, in exchange for 200,000 shares of the Company's common stock. The Company received an independent evaluation of this field which reflected 1,500,000 barrels of proven oil reserves. These reserve reports, as amended in March 1998, reflect values of $4,831,323 for Gunsite and $9,504,323 for Woodbine. A separate reserve report is in process of being prepared, which the Company will use to adjust the valuation if the subsequent report is materially different. The Company chose to value these acquisitions on the basis of the asset value received rather than the value of the common stock given up as at the time of the acquisition the stock price was highly volatile and thinly traded.

         Both acquisitions also included all existing equipment on site. The Company has not recorded the fair market value of the equipment in place, as all of such equipment has minimal scrap value, which is the only valuation method available due to the non-operational status of the wells at acquisition and for several years prior to acquisition. The Company spent $53,000 for the year ended September 30, 1997 on well equipment repairs and well rework, all on the Gunsite lease. The Company expects to capitalize and depreciate repairs which are believed to extend the useful life of such existing equipment beyond one year, as well as the cost of replacement equipment.

         The Company expects to utilize the sucessful efforts method of accounting for its oil and gas producing activities once it has reached the producing stage. The Company expects to regularly assess proved oil and gas reserves for possible impairment on an aggregate basis in accordance with SFAS 121.

     g) Depletion. Depletion (including provisions for future abandonment and restoration costs) of all capitalized costs of proved oil and gas producing properties are expected to be expensed using the unit-of-production method by individual fields as the proven developed reserves are produced.

     h) Chevron master P&A service agreement. In September 1996 Bass Environmental Services Worldwide, Inc., (BESW), entered into a Master Service Agreement with Chevron to plug and abandon oil wells located in the Gulf of Mexico off the coast of Louisiana. In April 1997, BESW assigned this contract to the Company in exchange for 3,000,000 shares of the Company's common stock. Chevron has reissued the contract in the Company's name. The Company valued this acquisition on the basis of the par value of the Company's common stock given up. The Company expects to begin commercializing the agreement in fiscal 1998.

     i) DRSTP geological data. In July 1997, the Company acquired substantial geologic data and other information from an independent source in exchange for one million shares of the Company's common stock. This data was valued at $2,000,000 based the agreement with the seller that Company would repurchase these shares for $2,000,000 at a rate of 25% per quarter should the seller so choose. The Company expensed this acquisition cost immediately.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(2) Income taxes. The Company has a consolidated net operating loss carry-forward amounting to $17,496,630, expiring as follows: $3,404 in 2010, $654,461 in 2011 and $16,838,765 in 2012. The Company has a
         $6,998,652 deferred tax asset resulting from the loss carry-forward, for which it has established a 100% valuation allowance. Until the Company's current plans begin to produce earnings it is unclear as to the ability of the Company to utilize these carry-forwards.

(3) Stockholders' equity. The Company has authorized 950,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. On September 30, 1995, the predecessor entity, ERFC, had 1,639,450 shares issued and outstanding, which had been issued during the month since inception as 884,407 shares for $88 in cash and 755,043 shares for a four year consulting agreement valued at $500,000 with a then independent consultant who subsequently became the Company's Chairman, President and CEO.

         In October 1995, ERFC issued 744,000 shares in exchange for environmental remediation equipment valued as discussed in note 1b at $2,605,700. This equipment was acquired from the consultant who had received the 755,043 shares and subsequently became the Company's Chairman, President and CEO. In October 1995, ERFC issued 20,000 shares for $50,000 in cash.

         In August 1996, ERFC issued 20,500 shares in exchange for $42,892 in cash. On August 19,1996, the sucessor Company issued 2,433,950 shares of common stock to acquire 100% of the issued and outstanding common stock of ERFC. At the time of the acquisition ERHC, then known as RAGC, had 356,317 shares issued and outstanding as a result of a 1 for 2,095 share reverse stock split. On August 19, 1996, the Company issued 73,277 shares of common stock to a consultant in exchange for services valued at $1.00 per share related to the merger. In August 1996, the Company issued 10,000 shares of its common stock, valued at $70,000, to an attorney for services to be rendered at below market rates for a period of 4 months. In September 1996, the Company issued 55,000 shares of its common stock under three consulting contracts previously negotiated, valued at $385,000. In September 1996, the Company issued 320,830 shares of its common stock in exchange for $31,995 in cash.

         In February 1997, the Company issued 1,600,000 shares of common stock via an S-8 registration in exchange for consulting and professional services valued at $1,100,000. In March 1997, the Company acquired a 100 oil well lease with one million barrels of proven oil reserves valued at $4,831,323 in exchange for 300,000 shares of the Company's common stock. In March 1997, the Company acquired a 100 oil well lease with one and one-half million barrels of proven oil reserves valued at $9,504,323 in exchange for 200,000 shares of the Company's common stock. In March 1997, the Company issued 300,000 shares of common stock via an S-8 registration valued at $375,000 in exchange for public relations services, of which approximately 150,000 had been earned at fiscal year end. The balance will either be earned or returned to ERHC.

         In April 1997, the Company issued 3,000,000 shares of common stock in exchange for the assignment of the Chevron P&A master service agreement, valued at $300. In April 1997, the Company issued 1,342,981 shares of common stock to three directors in lieu of cash compensation for services rendered to the Company valued at $1,342,981. In April 1997, a director contributed 100,000 shares of common stock back to the Company with a value of $100,000. In April 1997, the Company issued 4,000,000 shares of common stock in exchange for 100% of the issued and outstanding common stock of Bass American Petroleum Company, (BAPCO), valued at historical cost of $500,000. In May 1997, the Company issued 1,500,000 shares of common stock via an S-8 in exchange for consulting and professional services valued at $562,500. In June 1997, the Company issued 150,000 shares of common stock to two independent consultants for services valued at $28,125. One of these consultants became an employee of the Company in September 1997.

         In July 1997, the Company issued 800,000 shares under a Section 4(2) exemption from registration to a previously unrelated party in exchange for $400,000 in cash. In July 1997, the Company acquired substantial geologic data and other information from an independent source in exchange for 1,000,000 shares of the Company's common stock. This data was valued at $2,000,000 based the agreement with the seller that Company would repurchase these shares for $2,000,000 at a rate of 25% per quarter should the seller so choose. In July 1997, the Company issued 2,335,000 shares of common stock to three independent consultants for services valued at $6,465,031, principally relating to the Company's acquisition of the MIII agreement. In July 1997, the Company issued 1,500,000 shares of common stock to three directors in lieu of cash compensation for services rendered to the Company valued at $2,250,000. In July 1997, the Company issued 147,000 shares of common stock under a Regulation D Rule 506 private placement in exchange for $147,000 in cash. In August 1997, the Company issued 74,000 shares of common stock under a Regulation D Rule 506 private placement in exchange for $148,000 in cash. In September 1997, the Company issued 400,000 shares of common stock to an independent consultant for services valued at $308,000. In September 1997, the Company issued 370,898 shares of common stock under a Regulation D Rule 506 private placement in exchange for $407,988 in cash. In September 1997, the Company received stock subscription agreements for $913,300 in cash under a Regulation D Rule 506 private placement representing 830,273 shares of common stock The Company is contingently liable to issue up to three million shares of restricted stock in total to three officers and directors of the Company for their efforts in closing the Sao Tome & Principe contract. These shares will be issued upon the joint venture oil production level of 20,000 barrels a day being attained.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(3) Stockholders' equity, continued. The Company is contingently liable to issue up to two million shares of restricted stock to two officers and directors of the Company for their efforts in closing the M III contract in Utah upon the joint venture oil production level of 4,000 barrels a day being attained. This two million shares includes the 500,000 shares the Company is to issue to MIII. The Company is also contingently liable to issue an additional two million shares upon the joint venture attaining production of a total of 6,000 barrels a day.

(4) Accrued salaries. At September 30, 1995, 1996 and 1997 the Company has accrued salaries of $0, $0 and $960,000, respectively, for three officers. These officers can, at their option, convert these salaries into common stock of the Company at the rate of one-half of the average bid price of the Company's common stock for the months in which the salary was earned.

(5) Commitments and contingencies. The Company is committed to lease payments for 9 vehicles under operating leases totaling $52,292 and $20,043 for the years ended September 30, 1998 and 1999, respectively. The Company paid $0, $0 and $52,500 in vehicle lease expense for the period since inception ended September 30, 1995 and for the years ended September 30, 1996 and 1997, respectively. The Company currently leases its office space and operating facilities on a month to month basis. The Company paid $0, $8,550 and $45,950 in facility rent for the period since inception ended September 30, 1995 and for the years ended September 30, 1996 and 1997.

(6) Segment information. The Company has three distinct lines of business through its two wholly owned subsidiaries, Site Services, Inc., (SSI), and Bass American Petroleum Company, (BAPCO), and a joint venture agreement. SSI operates in the environmental remediation industry and BAPCO will operate in the oil and gas production industry. SSI's principal identifiable assets consist of $2,258,274, (net), of environmental equipment, a barge deposit of $131,000 and the Chevron P&A master service agreement valued at $300. All of the Company's 1997 revenues of $109,000 and cost of sales of $54,000 relate to SSI. BAPCO's principal identifiable assets consist of crude oil reserves valued at $14,335,646 and equipment valued at $475,000 (net). The Company also expects to operate in the supply industry through a joint venture agreement to supply fuel and other goods to ships transiting the Panama Canal. No pricipal identifiable assets yet exist for this line of business.

(7)  Subsequent events
     a) Stockholder's equity. The 830,273 shares of common stock were issued by the Company upon receiving the $913,300 in cash in October 1997 which had been subscribed for at September 30, 1997. In October and November 1997, the Company issued 175,599 additional shares of common stock in exchange for $183,359 in cash under the same private placement memorandum offering in August and September 1997.

     b) Convertible notes. In November and December 1997, the Company issued 5.5% convertible senior subordinated secured notes due 2002 in exchange for approximately $4,300,000 in cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula, but at a price no less than $1.25 per share. If all of the notes are converted at the lowest possible price, the Company would be required to issue 3,440,000 shares of common stock. These notes also carried warrants for an additional 258,000 shares of common stock with an exercise price of $3.17 per warrant, or total proceeds to the Company of $817,860 in the event all of the warrants are exercised. The notes are secured by the Company's non-MIII oil reserves in Utah.

     c) Sao Tome concession payment. When the Company entered into the joint venture agreement in May 1997 with the Democratic Republic of Sao Tome and Principe, (DRSTP), the Company was required to pay a $5,000,000 concession fee to the DRSTP goverment. In September 1997, the Company received a Memorandum of Understanding from the DRSTP government which allows the Company to pay this concession fee within five days after the DRSTP files the relevant official maritime claims maps with the United Nations and the Gulf of Guinea Commission. In December 1997, the Company paid $2,000,000 of this concession fee to the DRSTP form the proceeds of the convertible note offering.

     d) Utah oil wells and reserves. On September 29, 1997, the Company entered into an agreement to acquire 22 oil, gas and mineral leases located in Uintah and Duchesne Counties, Utah from three joint owners. The purchase agreement was closed on October 8, 1997, at which time the the Company received the lease assignment. The terms of the acquisition are for the Company pay $250,000 in cash, issue 250,000 shares of the Company's common stock at each of the following four dates: closing; December 30, 1997; March 30, 1998 and June 30, 1998. The Company also was required to guarantee that the bid price on the date the Rule 144 restrictions lapse will be no less than $2.00 per share or the Company is required to either issue additional shares or to pay the difference in cash, at the Company's option. The Company also granted the sellers a 4% gross production receipts royalty to a maximum of $677,000. The Company is currently evaluating the existing reserve reports and underlying data on these leases as well as has contracted another independent appraiser to complete new reserve reports for its use. The total valuation of this transaction is $2,250,000 and is applied as $375,800 of oil and gas reserves and $1,874,200 of equipment.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(7) Subsequent events, continued
      e) Olmos Nueces River Prospect oil and natural gas lease. In October 1997, the Company entered into an agreement to acquire a 3/8 undivided interest in a natural gas well that had been plugged and abandoned approximately 10 years ago. This agreement requires the Company to pay the seller $150,000 and 50,000 shares of the Company's common stock, as well as to pay the Company's proportinate share of the costs to reenter this well. The Company is also required to carry the seller's 1/8 proportionate share of the reentry costs until the well is producing. The seller also owns an undivided 50% interest in the oil and gas lease on the 49,019 acres of land contiguous to the initial well. The agreement allows the Company to acquire a 3/8 undivided interest in this lease by paying to the seller approximately $343,000 each April for four years. The Company received the initial lease assignment on December 1, 1997. The Company is currently evaluating the existing reserve reports and underlying data on these leases as well as has contracted another independent appraiser to complete new reserve reports for its use.

     f) Firm commitment letter of intent. In December 1997, the Company received a firm commitment letter of intent from a registered brokerage house which contemplates a public offering of approximately $50,000,000 of the Company's debt securities. This offering, if it proceeds, is contemplated for early 1998.

     g) Test oil production. In late November 1997, test oil production amounting to approximately 444 barrels was picked up from the tanks at the Gunsite Sand lease. At that time the Company had approximately 9 wells back on line and pumping. In late November and early December 1997, test oil production amounting to approximately 1,292 barrels was picked up from the tanks at the 22 leases in Uintah and Duchesne Counties, Utah.

     h) Stock repurchase. In December 1997, the Company repurchased 250,000 shares of its common stock for $500,000 in cash. This was the first 25% quarterly repurchase agreed to by the Company relating to the 1,000,000 shares issued to acauire the DRSTP geological data.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                            SUPPLEMENTARY INFORMATION

                                      ----

                                   (UNAUDITED)

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

         CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                        September 30, 1995, 1996 and 1997

                                      -----

                                   (Unaudited)


                                                                 1995           1996           1997
                                                               ---------    ----------    ----------
Developed oil and gas properties                              $        0             0    14,335,646
Undeveloped oil and gas properties--                                   0             0             0
                                                               ---------    ----------    ----------
                                                                       0             0    14,335,646

Accumulated depreciation, depletion and valuation
allowance                                                              0             0             0
                                                               ---------    ----------    ----------
Net capitalized cost                                          $        0             0    14,335,646


               COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

         Period since inception ended September 30, 1995 and years ended September 30, 1996 and 1997

                                   (Unaudited)



                                                                  1995           1996         1997
                                                               ---------      ----------    ----------
Acquisition of properties:
           Developed                                            $        0             0    14,335,646
           Undeveloped                                                   0             0             0
Exploration costs, excluding valuation allowance                         0             0             0
Development costs                                               $        0             0             0


              See accompanying notes to supplementary information.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
              NET CASH FLOW RELATING TO PROVED OIL AND GAS RESERVES

         Period since inception ended September 30, 1995 and years ended September 30, 1996 and 1997


                                                              1995           1996            1997
                                                           -----------    -----------    -----------
Future cash inflows                                        $         0              0     54,799,039
Future production and development costs                              0              0    (24,574,717)
Future income tax expenses                                           0              0              0
                                                           -----------    -----------    -----------
       Future net cash inflows                                       0              0     30,224,322
10% annual discount for estimated timing of cash flow                0              0    (15,888,676)
Standardized measure of discounted future net cash flow    $         0              0     14,335,646






















              See accompanying notes to supplementary information.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                   NET CASH FLOW AND CHANGES THEREIN RELATING
                         TO PROVED OIL AND GAS RESERVES

         Period since inception ended September 30, 1995 and years ended September 30, 1996 and 1997

                                      ----

                                   (Unaudited)

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 1997, 1996 and 1995:



                                                                   1995           1996          1997
                                                              ----------      ----------      ----------
Sales of oil and gas produced, net of production costs        $        0               0               0
Net changes in prices and production costs                             0               0               0
Extensions, discoveries and improved recovery,                         0
          Less recovery costs                                          0               0
Revisions of previous quantity estimates                               0               0               0
Reserves purchases, net of development costs                           0               0      14,335,646
Reserves sold                                                          0               0               0
Accretion of discount                                                  0               0               0
Net change in income taxes                                             0               0               0
Other                                                                  0               0               0
                                                              ----------      ----------      ----------
                  Net change                                           0               0      14,335,646
Standardized measure of discounted future net cash flow:
                   Beginning of year                                   0               0               0
                                                              ----------      ----------      ----------
                   End of year                                $        0               0      14,335,646
                                                              ==========      ==========      ==========


              See accompanying notes to supplementary information.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                          RESERVE QUANTITY INFORMATION

         Period since inception ended September 30, 1995 and years ended September 30, 1996 and 1997

                                      ----

                                   (Unaudited)


                                                       1995                        1996                        1997
                                                       ----                        ----                        ----
                                                    Gas             Oil          Gas           Oil         Gas              Oil
                                                  (MCF)           (bbls.)      (MCF)         (bbls.)     (MCF)            (bbls.)
Proved developed and undeveloped reserves:
            Beginning of year                         0               0            0             0           0                0
             Extensions, discoveries and              0               0            0             0           0                0
                    improved recovery
            Revisions of previous                     0               0            0             0           0                0
        estimates (1)
             Sales                                    0               0            0             0           0                0
             Purchases                                0               0            0             0           0        2,500,000
             Production                               0               0            0             0           0                0
             End of year                              0               0            0             0           0        2,500,000
Proved developed reserves                             0               0            0             0           0        2,500,000





              See accompanying notes to supplementary information.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

           RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

         Period since inception ended September 30, 1995 and years ended September 30, 1996 and 1997

                                      ----

                                   (Unaudited)



                                                                         1995                  1996                 1997
                                                                  -------------------    ----------------     -----------------

Revenue:
        Oil and gas sales                                        $         0                    0                     0
Costs and expenses:                                                        0                    0                     0
         Lease operating expenses                                          0                    0                     0
         Exploration costs                                                 0                    0                     0
         Depreciation and depletion                                        0                    0                     0
         Income tax (benefit) expense                                      0                    0                     0
                                                                  -------------------    ----------------     -----------------

Results of operation from producing activities
            (excluding corporate overhead and interest costs)    $         0                    0                     0


















              See accompanying notes to supplementary information.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                       NOTES TO SUPPLEMENTARY INFORMATION

                                      ----

                                   (Unaudited)


1.       PRESENTATION OF RESERVE DISCLOSURE INFORMATION

         Reserve disclosure information is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69 ("SFAS 69"), Disclosures About Oil and Gas Producing Activities

2.       DETERMINATION OF PROVED RESERVES

         The estimates of the Company's proved reserves were determined by an independent petroleum engineer in accordance with the provisions of SFAS 69. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development and other factors. Estimated future net revenues were computed by applying current prices of oil and gas received by the Company to estimated future production of reserves, less estimated future development and production costs, based on current costs.

3.       RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

         The results of operations from oil and gas producing activities were prepared in accordance with the provisions of SFAS 69. General and administrative expenses, interest costs and other unrelated costs are not deducted in computing results of operations from oil and gas activities.

4. STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES

         The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of SFAS 69.

         Future production and development costs are computed estimating the expenditures to be incurred in developing and producing the oil and gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

         Future income tax expenses are calculated by applying the year-end U.S. tax rate to future pre-tax cash inflows relating to proved oil and gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences and tax credits and allowances relating to the proved oil and gas reserves.

         Future net cash flows are discounted at a rate of 10% annually (pursuant to SFAS 69) to derive the standardized measure of discounted future net cash flows. This calculation does not necessarily represent an estimate of fair market value or present value of such cash flows since future prices and costs can vary substantially from year-end and the use of a 10% discount figure is arbitrary.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                           Consolidated Balance Sheets

                                ASSETS                                       Sep 30, 1997             Dec 31, 1997
                                                                             ------------             ------------
CURRENT ASSETS                                                                                      (Unaudited)
  Cash                                                                           $    327,743           797,102
 Accounts receivable and other current assets                                         215,708           447,231
                                                                                 ------------      ------------
    Total Current Assets                                                              543,451         1,244,333
                                                                                 ------------      ------------
PROPERTY AND EQUIPMENT
  Equipment (note 1b)                                                               2,733,274         4,597,072
                                                                                 ------------      ------------
    Total Property and Equipment                                                    2,733,274         4,597,072
                                                                                 ------------      ------------
OTHER ASSETS
  Deposits on fixed assets                                                            136,560           300,705
  Crude oil and natural gas reserves, net (note 1f)                                14,335,646        15,042,979
  Chevron P&A master service agreement (note 1h)                                          300               300
 DRSTP Concession fee                                                                       0         2,008,300
                                                                                 ------------      ------------
    Total Other Assets                                                             14,472,506        17,352,284
                                                                                 ------------      ------------
Total Assets                                                                     $ 17,749,231        23,193,689
                                                                                 ============      ============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accrued expenses and other current payable                                     $    111,054           569,220
  Stockholder loans (note 1c)                                                         465,094           475,008
  Accrued interest                                                                     37,228            86,499
  Accrued salaries (note 4)                                                           960,000         1,230,000
  Short term bank loan (note 1c)                                                      175,000                 0
                                                                                 ------------      ------------
    Total Current Liabilities                                                       1,748,376         2,360,727
                                                                                 ------------      ------------
LONG-TERM LIABILITIES
  Convertible debt, net, (note 1c)                                                          0         3,838,825
                                                                                 ------------      ------------
    Total Long-Term Liabilities                                                             0         3,838,825
                                                                                 ------------      ------------
Total Liabilities                                                                   1,748,376         6,199,552
                                                                                 ------------      ------------

Common stock issued under repurchase agreement; (1,000,000
    shares at 9/30/97 and 750,000 at 12/31/97) (note 7)                             2,000,000         1,500,000

STOCKHOLDERS' EQUITY
  Common stock, $0.0001 par value; Authorized 950,000,000 shares: issued and outstanding 22,989,526 at September 30, 1997 and 23,215,625 issued and
    22,965,625 outstanding at December 31,
    1997 (note 3)                                                                       2,199             2,322
  Preferred stock, $0.0001  par value; Authorized 10,000,000 shares;
    issued and outstanding 0 at September 30 and December 31                                0                 0
  Additional paid in capital in excess of par                                      32,658,586        34,974,907
  Stock subscriptions receivable                                                     (913,300)                0
  Deferred compensation, net (note 1d)                                               (250,000)         (218,750)
  Retained earnings (deficit)                                                     (17,496,630)      (19,264,342)
                                                                                 ------------      ------------
Total Stockholders' Equity                                                         14,000,855        15,494,137
                                                                                 ------------      ------------
Total Liabilities and Stockholders' Equity                                       $ 17,749,231        23,193,689
                                                                                 ============      ============

     The accompanying notes are an integral part of the financial statements

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Operations
                           3 Months ended December 31,
                                   (Unaudited)

                                                             1996                 1997
                                                          -----------         -----------
                             REVENUE
Sales - environmental remediation services                $         0             146,083
Sales - crude oil                                                   0              96,914
                                                          -----------         -----------
  Total sales                                                       0             242,997
                                                          -----------         -----------
                          COST OF SALES
Cost of sales - environmental remediation services                  0               8,511
Cost of sales - crude oil                                           0              35,851
                                                          -----------         -----------
  Total cost of  sales                                              0              44,362
                                                          -----------         -----------
   Gross profit/(loss)                                              0             198,635
                       OPERATING EXPENSES
Advertising                                                         0              11,855
Automotive expenses                                                 0              33,537
Bank charges                                                        0                 398
Compensation - officers                                        31,250             301,250
Compensation - directors                                            0                   0
Consultant fees                                                     0             251,171
Depreciation                                                   43,428             104,221
Donations                                                           0               6,175
Dues, fees, licenses and taxes                                      0               4,703
Insurance                                                           0              16,268
Geological data and reports                                         0                   0
Oil lease transfer fees                                             0                   0
Office expenses                                                     0              25,862
Oil well rework expenses                                            0              23,898
Professional fees                                              52,500             512,615
Research and development                                            0                   0
Rent                                                                0              39,184
Salaries                                                            0              73,560
Telephone                                                           0              24,380
Travel and entertainment                                            0             258,744
Utilities                                                           0               6,626
Miscellaneous                                                       0             216,413
                                                          -----------         -----------
  Total operating expenses                                    127,178           1,910,860
                                                          -----------         -----------
Income(loss) from operations                                 (127,178)         (1,712,225)
Interest expense                                                    0             (61,096)
Interest income                                                     0               5,609
                                                          -----------         -----------
Income(loss) before tax & extraordinary item                 (127,178)         (1,767,712)
Extraordinary item - forgiveness of debt                            0                   0
                                                          -----------         -----------
Income(loss) before taxes                                    (127,178)         (1,767,712)
Income tax expense/(benefit)                                        0                   0
                                                          -----------         -----------
Net income(loss)                                          $  (127,178)         (1,767,712)
                                                          ===========         ===========
Weighted average number of shares outstanding               3,239,374          24,017,700
                                                          ===========         ===========
Net loss per share                                        $     (0.04)              (0.07)
                                                          ===========         ===========

    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                 Consolidated Statements of Stockholders' Equity



                                  Number          Comm      Pf'd     APIC        Stk Subs      Def      Accumulated        TTL S/H
                                 of Shares        Stk       Stk                   Receiv       Comp        Deficit          Equity
                              ---------------  ---------- -------- ------------ ------------  -------   ------------     -----------
BEGIN BALANCE,
September 30, 1996               3,239,374       $   324       0     3,515,298         0       (427,500)     (657,865)    2,430,257


2/10 - S-8 services              1,600,000           160       0     1,099,840         0              0             0     1,100,000
3/4 - oil wells/leases             300,000            30       0     4,831,293         0              0             0     4,831,323
3/5 - oil wells/leases             200,000            20       0     9,504,303         0              0             0     9,504,323
3/13 - S-8 services                300,000            30       0       374,970         0              0             0       375,000
4/5 - Chevron contract           3,000,000           300       0             0         0              0             0           300
4/5 - services                   1,342,981           134       0     1,342,847         0              0             0     1,342,981
4/5 - contributed to corp         (100,000)          (10)      0       (99,990)        0              0             0      (100,000)
4/9 - BAPCO acquisition          4,000,000           400       0       499,600         0              0             0       500,000
5/14 - S-8 services              1,500,000           150       0       562,350         0              0             0       562,500
6/19 - services                    150,000            15       0        28,110         0              0             0        28,125
7/8 - cash                         800,000            80       0       399,920         0              0             0       400,000
7/25 - S-8 services              2,335,000           233       0     6,464,798         0              0             0     6,465,031
7/30 - services                  1,500,000           150       0     2,249,850         0              0             0     2,250,000
7/30 - cash                        147,000            15       0       146,985         0              0             0       147,000
8/8 - cash                          74,000             8       0       147,992         0              0             0       148,000
9/4 - services                     400,000            40       0       307,960         0              0             0       308,000
9/10 - cash stk subs recv          727,273            73       0       799,927  (800,000)             0             0             0
9/15 - cash & stk subs recv        473,898            47       0       482,533  (113,300)             0             0       369,280
Deferred comp amort                   --               0       0             0         0        177,500             0       177,500
  Net loss                            --               0       0             0         0              0   (16,838,765)  (16,838,765)
                                ----------       -------       -   -----------  --------       --------   -----------   -----------

BALANCE,
September 30, 1997              21,989,526         2,199       0    32,658,586  (913,300)      (250,000)  (17,496,630)   14,000,855

10/97 - Stock Subs Rec'd              --               0       0             0   913,300              0             0       913,300
10/8 - Uinta Acquisition         1,000,000           100       0     1,999,900         0              0             0     2,000,000
10/97-Neuces Acquisition            50,000             5       0       148,745         0              0             0       148,750
11/97 - cash ,net                  176,099            18       0       167,676         0              0             0       167,694
Deferred comp amort                   --               0       0             0         0         31,250             0        31,250
  Net loss                            --               0       0             0         0              0    (1,767,712)   (1,767,712)
                                ----------       -------       -   -----------  --------       --------   -----------   -----------
BALANCE, December
31, 1997 (Unaudited)            23,215,625       $ 2,322       0    34,974,907         0       (218,750)  (19,264,342)   15,494,137

                                ==========       =======       =   ===========  ========       ========   ===========   ===========

Common Stock issued under
 a repurchase agreement
7/15 - DRSTP                       750,000       $   100       0     1,499,900         0              0             0     1,500,000
information
                                ===========       =======       =   ===========   ========       ========   ===========   ==========




    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                      Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                                          1996              1997
                                                                       ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss)                                                       $ (176,750)       (1,767,712)
Adjustments to reconcile net loss to net cash used for operating activities:
    Amortization of deferred compensation                                  83,750            31,250
    Crude oil depletion                                                         0            17,217
    Depreciation                                                           93,000           104,221
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable and other assets                  0          (231,523)
   Increase (decrease) in accrued interest expense                              0            49,271
   Increase (decrease) in accrued expenses                                      0           458,166
   Increase (decrease) in accrued salaries                                      0           270,000
                                                                       ----------        ----------
Net cash (used) provided by operating activities                                0        (1,069,110)

CASH FLOWS FROM INVESTING ACTIVITIES:
DRSTP Concession fee payment                                                    0        (2,008,300)
Acquisition of fixed assets                                                     0           (58,694)
Increase in deposits on fixed assets                                            0          (164,145)
                                                                       ----------        ----------
Net cash (used) provided by investing activities                                0        (2,231,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock sold for cash                                                      0           167,694
Convertible debt sold for cash                                                  0         3,767,000
Payments on stockholder advances                                                0          (207,861)
Payments on funds advanced by third-parties                                     0          (175,000)
Funds advanced by stockholders                                                  0           217,775
                                                                       ----------        ----------
Net cash (used)  provided by financing activities                               0         3,769,608
Net increase (decrease) in cash                                                 0           469,359
CASH, beginning of period                                                       0           327,743
                                                                       ----------        ----------
CASH, end of period                                                    $        0           797,102
                                                                       ==========        ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Interest paid in cash                                                  $        0            11,825
                                                                       ==========        ==========
Non cash financing activities:
   Stock issued to acquire natural gas well                            $        0           148,750
                                                                       ==========        ==========
   Stock issued to acquire crude oil reserves and equipment            $        0         2,000,000
                                                                       ==========        ==========








    The accompanying notes are an integral part of the financial statements.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements
                           December 31, 1996 and 1997
                                   (Unaudited)

(1) Summary of Significant Accounting Policies
         The Company. Environmental Remediation Holding Corporation, (ERHC), is a Colorado chartered corporation which operates in the environmental remediation industry and the oil and natural gas production industry from its corporate headquarters in Jericho, New York, its operating offices in Lafayette, Louisiana.

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates. The financial statements for the three months ended December 31, 1996 and 1997 include all adjustments which in the opinion of management are necessary for fair presentation. The following summarize the more significant accounting and reporting policies and practices of the Company:

     a) Basis of presentation. The consolidated financial statements include the accounts of Site Services, Inc. and Bass American Petroleum Company, its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

     b) Equipment. The Company has chosen to depreciate the equipment using the straight line method over its estimated remaining useful life of ten years and its furniture and fixtures and vehicle over its estimated useful life of five years. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense for thethree months ended December 31, 1996 and 1997 was $43,428 and $104,221.

     c) Notes payable. The Company issued two notes payable to stockholders who are also officers and directors in exchange for cash amounting to $978,157. These notes carry no stated maturity date and an 8.5% rate of interest. The Company has repaid $503,148 on these notes, including interest on one. The remaining note is convertible into restricted stock at 50% of the average bid price for the month in which the loan was made. The conversion is at the option of the noteholder.

         In January 1997, the Company issued a note payable to a bank in exchange for $175,000 in cash. This note carried a maturity date of March 15, 1997 and a 9.6875% interest rate. The Company is in default on this note. The default interest rate is 13.6875%. The Company and the bank had originally expected to roll this note over into a long-term credit facility. The Company chose not to accept the long-term facility due to the terms offered. The Company has reached an agreement with the bank regarding repayment terms amounting to $175,000 plus accrued interest. This note was paid in full in December 1997.

         In November and December 1997, the Company issued 5.5% convertible senior subordinated secured notes due 2002 in exchange for approximately $4,300,000 in cash. These notes are convertible into shares of the Company's common stock at a conversion price to be determined by so stated formula, but at a price no less than $1.25 per share. If all of the notes are converted at the lowest possible price, the Company would be required to issue 3,440,000 shares of common stock. These notes also carried warrants for an additional 258,000 shares of common stock with an exercise price of $3.17 per warrant, or total proceeds to the Company of $817,860 in the event all of the warrants are exercised. The notes are secured by the Company's non-MIII oil reserves in Utah.

     d) Deferred compensation. ERFC issued 755,043 shares of its common stock into escrow in exchange for services to be rendered by a consultant under a four year contract. These services were valued at $125,000 per year, therefore the Company is amortizing this deferred compensation expense at a rate of $31,250 per quarter. This consultant later became ERFC's Chairman, President and CEO. Amortization of this deferred compensation in the three months ended December 31, 1996 and 1997 was $31,250 and $31,250.

     e) Net loss per share. Net loss per share is computed by dividing the net loss by the number of shares outstanding during the period.

     f) Crude oil and natural gas reserves In March 1997, the Company acquired an undivided 7/8 interest in a 100 well lease located in the Gunsite Sand Lease in Ector, Texas, in exchange for 300,000 shares of the Company's common stock. The Company received an independent evaluation of this field which reflected 1,000,000 barrels of proven oil reserves. In March 1997, the Company acquired an undivided 7/8 interest in a 100 well lease located in the Woodbine Sand Lease Block in Henderson County, Texas, in exchange for 200,000 shares of the Company's common stock. The Company received an independent evaluation of this field which reflected 1,500,000 barrels of proven oil reserves. These reserve reports, as amended in March 1998, reflect values of $4,831,323 for Gunsite and $9,504,323 for Woodbine. A separate reserve report is in process of being prepared, which the Company will use to adjust the valuation if the subsequent report is materially different. The Company chose to value these acquisitions on the basis of the asset value received rather than the value of the common stock given up as at the time of the

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies, continued
     f)  Crude oil and natural gas reserves, continued

         acquisition the stock price was highly volatile and thinly traded.

         Both acquisitions also included all existing equipment on site. The Company has not recorded the fair market value of the equipment in place, as all of such equipment has minimal scrap value, which is the only valuation method available due to the non-operational status of the wells at acquisition and for several years prior to acquisition. The Company spent $53,000 for the year ended September 30, 1997 on well equipment repairs and well rework, all on the Gunsite lease. The Company expects to capitalize and depreciate repairs which are believed to extend the useful life of such existing equipment beyond one year, as well as the cost of replacement equipment.

         On September 29, 1997, the Company entered into an agreement to acquire 22 oil, gas and mineral leases located in Uintah and Duchesne Counties, Utah from three joint owners. The purchase agreement was closed on October 8, 1997, at which time the the Company received the lease assignment. The terms of the acquisition are for the Company pay $250,000 in cash, issue 250,000 shares of the Company's common stock at each of the following four dates: closing; December 30, 1997; March 30, 1998 and June 30, 1998. The Company also was required to guarantee that the bid price on the date the Rule 144 restrictions lapse will be no less than $2.00 per share or the Company is required to either issue additional shares or to pay the difference in cash, at the Company's option. The Company also granted the sellers a 4% gross production receipts royalty to a maximum of $677,000. The Company is currently evaluating the existing reserve reports and underlying data on these leases as well as has contracted another independent appraiser to complete new reserve reports for its use.

         In October 1997, the Company entered into an agreement to acquire a 3/8 undivided interest in a natural gas well that had been plugged and abandoned approximately 10 years ago. This agreement requires the Company to pay the seller $150,000 and 50,000 shares of the Company's common stock, as well as to pay the Company's proportinate share of the costs to reenter this well. The Company is also required to carry the seller's 1/8 proportionate share of the reentry costs until the well is producing. The seller also owns an undivided 50% interest in the oil and gas lease on the 49,019 acres of land contiguous to the initial well. The agreement allows the Company to acquire a 3/8 undivided interest in this lease by paying to the seller approximately $343,000 each April for four years. The Company received the initial lease assignment on December 1, 1997. The Company is currently evaluating the existing reserve reports and underlying data on these leases as well as has contracted another independent appraiser to complete new reserve reports for its use. The total valuation of this transaction is $2,250,000 and is applied as $375,800 of oil and gas reserves and $1,874,200 of equipment.

         The Company expects to utilize the sucessful efforts method of accounting for its oil and gas producing activities once it has reached the producing stage. The Company expects to regularly assess proved oil and gas reserves for possible impairment on an aggregate basis in accordance with SFAS 121.

     g) Depletion. Depletion (including provisions for future abandonment and restoration costs) of all capitalized costs of proved oil and gas producing properties are expensed using the unit-of-production method by individual fields as the proven developed reserves are produced. Depletion expense amount to $17,217 for the three months ended December 31, 1997.

     h) Chevron master P&A service agreement. In September 1996 Bass Environmental Services Worldwide, Inc., (BESW), entered into a Master Service Agreement with Chevron to plug and abandon oil wells located in the Gulf of Mexico off the coast of Louisiana. In April 1997, BESW assigned this contract to the Company in exchange for 3,000,000 shares of the Company's common stock. Chevron has reissued the contract in the Company's name. The Company valued this acquisition on the basis of the par value of the stock issued. The Company expects to begin commercializing the agreement in fiscal 1998, and has begun amortizing this contract value over a five year period beginning in fiscal 1998.

     i) Sao Tome concession payment. When the Company entered into the joint venture agreement in May 1997 with the Democratic Republic of Sao Tome and Principe, (DRSTP), the Company was required to pay a $5,000,000 concession fee to the DRSTP goverment. In September 1997, the Company received a Memorandum of Understanding from the DRSTP government which allows the Company to pay this concession fee within five days after the DRSTP files the relevant official maritime claims maps with the United Nations and the Gulf of Guinea Commission. In December 1997, the Company paid $2,000,000 of this concession fee to the DRSTP form the proceeds of the convertible note offering.

(2) Income taxes. The Company has a consolidated net operating loss carry-forward amounting to $19,264,342, expiring as follows: $3,404 in 2010, $654,461 in 2011; $16,838,765 in 2012 and $1,767,712 in 2013. The
         Company has a $7,705,700 deferred tax asset resulting from the loss carry-forward, for which it has established a 100% valuation allowance. Until the Company's current plans begin to produce earnings it is unclear as to the ability of the Company to utilize these carry-forwards.

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
                   Notes to Consolidated Financial Statements

(3) Stockholders' equity. The Company has authorized 950,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. In November 1997, the Company issued 176,099 shares of common stock under a Regulation D Rule 506 private placement in exchange for $167,694, net, in cash.

         On September 29, 1997, the Company entered into an agreement to acquire 22 oil, gas and mineral leases located in Uintah and Duchesne Counties, Utah from three joint owners. The purchase agreement was closed on October 8, 1997, at which time the the Company received the lease assignment. The terms of the acquisition are for the Company pay $250,000 in cash, issue 250,000 shares of the Company's common stock at each of the following four dates: closing; December 30, 1997; March 30, 1998 and June 30, 1998. The Company also was required to guarantee that the bid price on the date the Rule 144 restrictions lapse will be no less than $2.00 per share or the Company is required to either issue additional shares or to pay the difference in cash, atCompany's option.

         In October 1997, the Company entered into an agreement to acquire a 3/8 undivided interest in a natural gas well that had been plugged and abandoned approximately 10 years ago. This agreement requires the Company to pay the seller $150,000 and 50,000 shares of the Company's common stock, as well as to pay the Company's proportinate share of the costs to reenter this well.

         The Company is contingently liable to issue up to three million shares of restricted stock in total to three officers and directors of the Company for their efforts in closing the Sao Tome & Principe contract. These shares will be issued upon the joint venture oil production level of 20,000 barrels a day being attained. The Company is contingently liable to issue up to two million shares of restricted stock to two officers and directors of the Company for their efforts in closing the M III contract in Utah upon the joint venture oil production level of 4,000 barrels a day being attained. This two million shares includes the 500,000 shares the Company is to issue to MIII. The Company is also contingently liable to issue an additional two million shares upon the joint venture attaining production of a total of 6,000 barrels a day.

(4) Accrued salaries. At December 31, 1996 and 1997 the Company has accrued salaries of $0 and $1,230,000, respectively, for three officers. These officers can, at their option, convert these salaries into common stock of the Company at the rate of one-half of the average bid price of the Company's common stock for the months in which the salary was earned.

(5) Commitments and contingencies. The Company is committed to lease payments for 9 vehicles under operating leases totalling $52,292 and $20,043 for the years ended September 30, 1998 and 1999, respectively. The Company currently leases its office space and operating facilities on a month to month basis.

(6) Segment information. The Company has three distinct lines of business through its two wholly owned subsidiaries, Site Services, Inc., (SSI), and Bass American Petroleum Company, (BAPCO), and a joint venture agreement. SSI operates in the environmental remediation industry and BAPCO operates in the oil and gas production industry. SSI's principal identifiable assets consist of $2,214,772, (net), of environmental equipment, a barge deposit of $131,000 and the Chevron P&A master service agreement valued at $300, (net). Revenues of $146,083 and cost of sales of $8,511 relate to SSI. BAPCO's principal identifiable assets consist of crude oil and natural gas reserves valued at $15,024,345, net, and equipment valued at $2,289,845 (net). Revenues of $96,914 and cost of sales of $35,851 relate to BAPCO. The Company also expects to operate in the supply industry through a joint venture agreement to supply fuel and other goods to ships transiting the Panama Canal. No principal identifiable assets yet exist for this line of business.

(7) Common stock repurchase. In December 1997, the Company repurchased 250,000 shares of its common stock for $500,000 in cash. This was the first 25% quarterly repurchase agreed to by the Company relating to the 1,000,000 shares issued to acquire the DRSTP geologic data.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               ------------------


                                TABLE OF CONTENTS
                                                                            Page
Prospectus Summary .....................................................      2
Risk Factors............................................................      6
The Company.............................................................     13
Use of Proceeds.........................................................     14
Dilution................................................................     14
Price Range for Common Stock............................................     15
Dividend Policy.........................................................     15
Selected Financial Data.................................................     16
Management's Discussion and Analysis of Financial
    Condition and Results of Operations.................................     17
Business................................................................     23
Management..............................................................     37
Principal Shareholders .................................................     43
Selling Shareholders....................................................     44
Certain Transactions....................................................     48
Description of Capital Stock............................................     49
Plan of Distribution....................................................     50
Legal Matters...........................................................     50
Experts.................................................................     50
Available Information...................................................     50
Index to Consolidated Financial Statements..............................    F-1



                       ------------------

================================================================================





                                 Environmental

                              Remediation Holding

                                  Corporation






                               ------------------

                                   Prospectus

                               ------------------







                                 April____, 1998





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth all costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.


Securities and Exchange Commission registration fee.............  $  6,852.01
Accounting fees and expenses....................................    40,000.00
Legal fees and expenses.........................................    50,000.00
Miscellaneous expenses..........................................     3,147.99
                                                                  -----------
                                                     Total        $100,000.00
                                                                  ===========


--------------------
* To be completed by amendment.

Item 14.  Indemnification of Directors and Officers

         Sections 7-109-103 and 7-109-109 of the Colorado Business Corporation Act (the "CBCA") provides generally and in pertinent part that a Colorado corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonably cause to believe their conduct was unlawful. Sections 7-109-103 and 7-109-107 further provide that in connection with the defense or settlement of any action by or in the right of the corporation, a Colorado corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation. Sections 7-109-103 and 7-109-107 permit a Colorado corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise to the extent such provisions do not conflict with the CBCA and to purchase indemnity insurance on behalf of its directors and officers.

Item 15.  Recent Sales of Unregistered Securities.

(a) The Company made the following unregistered sales of its securities from September 30, 1994 through December 31, 1997:


DATE
OF         TITLE OF
SALE       SECURITIES         AMOUNT             CONSIDERATION              PURCHASER
----       ----------         ------             -------------              ---------

8/96       Common Stock       2,433,950          Acquisition of 100% of     Environmental Remediation
                                                 issued and outstanding     Funding Corp.
                                                 shares of ERFC


DATE
OF         TITLE OF
SALE       SECURITIES         AMOUNT             CONSIDERATION              PURCHASER
----       ----------         ------             -------------              ---------




8/96       Common Stock          10,000          Legal services for a       Ken Krauseman
                                                 period of four months

9/96       Common Stock         320,830          $31,995                    Purchaser


3/97       Common Stock         300,000          100 oil well lease in      Mytec & Associates
                                                 Texas - valued at
                                                 $4,831,323

3/97       Common Stock         200,000          100 oil well lease in      Mytec & Associates
                                                 Texas - valued at
                                                 $9,504,323

4/97       Common Stock       3,000,000          Assignment of Chevron      Bass Environmental
                                                 Master Service Agreement   Services Worldwide, Inc.
                                                 - valued at $300

4/97       Common Stock       1,342,981          In consideration for       1. Senator James
                                                 service on the Company's      Day's Trust - 500,000
                                                 Board of Directors         2. James A. Griffin - 500,000
                                                                            3. Marvin Gibbons - 342,981


4/97       Common Stock       4,000,000          In exchange for 100% of    Sam L. Bass, Jr. as Sole
                                                 issued and outstanding     Shareholder of Bass
                                                 shares of Bass American    American Petroleum Co.
                                                 Petroleum Co. (BAPCO) -    (BAPCO)
                                                 valued at $500,000


                                      II-2


DATE
OF         TITLE OF
SALE       SECURITIES         AMOUNT             CONSIDERATION              PURCHASER
----       ----------         ------             -------------              ---------




6/97       Common Stock         150,000          Consulting Services -      1. Robert McKnight - 75,000
                                                 valued at $28,125          2. Herman Shellstead - 75,000


7/97       Common Stock         800,000          $400,000                   Central Florida
                                                                            Investments

7/97       Common Stock       1,000,000          Geologic data and other    Christian Hellinger
                                                 information - valued at
                                                 $2,000,000

7/97       Common Stock       1,500,000          In consideration for       1. James R. Callender, Sr.
                                                 service on the Company's   2. Noreen G. Wilson
                                                 Board of Directors         3. William Beaton
                                                                            (500,000 each)

7/97       Common Stock         147,000          $147,000                   Purchasers in Rule 506
                                                                            private placement (17
                                                                            purchasers)

8/97       Common Stock          74,000          $148,000                   Purchasers in Rule 506
                                                                            private placement (15
                                                                            purchasers )

9/97       Common Stock         400,000          Consulting Services -      Senator Vance Hartke
                                                 valued at $308,000

9/97       Common Stock         370,898          $407,988                   Purchasers in Rule 506
                                                                            private placement (23
                                                                            purchasers)

10/97      Common Stock         803,273          $913,000                   Purchasers in Rule 506
                                                                            private placement (14 purchasers)

10/97      Common Stock         500,000          Oil reserves               1. Uinta Oil & Gas, Inc.
                                                 and ops - valued at        2. Pine Valley Exploration, Inc.
                                                 $1,000,000                 3. Coconino, S.M.A., Inc.
                                                                            4. Joseph H. Lorenzo

10/97      Common Stock         105,099          $115,609.15                Purchasers in Rule 506
                                                                            private placement (6 purchasers)


                                      II-3


DATE
OF         TITLE OF
SALE       SECURITIES         AMOUNT             CONSIDERATION              PURCHASER
----       ----------         ------             -------------              ---------

10/97      5.5% Convertible   $4,300,000         $4,300,000                 Accredited institutional
           Senior             principal                                     investors (10 institutions)
           Subordinated       amount;
           Notes              convertible into
                              up to 3,440,000
                              shares of Common
                              Stock

10/97      Warrants to        Exercisable into   No additional              Accredited institutional
           Purchase Common    283,800 shares     consideration              investors (11 institutions)
           Stock              of Common Stock


11/97      Common Shares      63,500             $67,750                    Purchasers in Rule 506
                                                                            private placement (8 purchasers)


12/97      Common Shares      50,000             Gas reserves and           Hinge Line, Inc.
                                                 one natural gas well -
                                                 value undetermined

 3/98      Warrant to         Exercisable        In connection with         Kingsbridge Capital
           Purchase           into 100,000       entering into              Limited
           Common Stock       shares of          Investors Agreement
                              Common Stock


         (b),(c) The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear the restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

Item 16.          Exhibits and Financial Statement Schedules.

         (a)      Exhibits.

Exhibit No.       Description
-----------       -----------

    3.1           Articles of Incorporation of the Company, as amended.

    3.2           By-Laws of the Company, as amended.

    4.1           Specimen Common Stock Certificate.

    5.1           Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.

   10.1 Master Service Order and Agreement, dated October 1, 1996, between the Company and Chevron U.S.A. Inc.(1)


   10.2 Joint Venture Agreement, dated December 12, 1996, between the Company and Centram Marine Services, S.A. (1)


   10.3 Joint Venture Agreement, dated July 28, 1997, between the Company and MIII Corporation. (1)

   10.4 Memorandum of Agreement, dated September 30, 1997, between the Company, the Government of the Democratic Republic of Sao Tome & Principe, and Procura Financial Consultants, c.c. (1)

   10.5 Form of Securities Purchase Agreement, dated as of October 15, 1997, between the Company and each of the Purchasers listed therein, together with forms of the 5.5% Convertible Senior Subordinated Secured Note and Warrant to Purchase Common Stock.

   10.6 Form of Registration Rights Agreement, dated as of October 15, 1997, between the Company and each of the Purchasers listed therein.

   21.1           Subsidiaries of the Company.

  *23.1           Consent of Durland & Company, independent public accountants.

   23.2 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in the opinion filed as Exhibit 5.1).


  *23.3           Consent of Dr. Joseph Shoaf, P.E.

  *23.4           Consent of Gerry A. Graham for Sandwood Consultants.


   24.1 Power of Attorney (set forth on signature page of the Registration Statement).

   27.1           Financial Data Schedule.

------------------------------------

Unless otherwise indicated, all exhibits have been filed.
 *   Filed herewith


(1) Incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997.

    (b)           Financial Statement Schedules.

                  None.

Item 17.          Undertakings.

     1.           The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on the 12th day of April 1998.


                                   ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                                   By: /s/ Sam L. Bass, Jr.
                                      ------------------------------------------
                                       Sam L. Bass, Jr.
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                           Date
---------                          -----                           ----

/s/ Sam  L. Bass, Jr.          Chairman of the Board,             April 12, 1998
---------------------------    President and Chief Executive
Sam L. Bass, Jr.               Officer (principal executive
                               officer)


/s/ Noreen G. Wilson           Chief Financial Officer,           April 12, 1998
---------------------------    Vice President and
Noreen G. Wilson               Director (principal financial
                               or accounting officer)


  *
---------------------------    Secretary, Treasurer and           April 12, 1998
James A. Griffin               Director


  *                            Chief Operating Officer,
---------------------------    Vice President and Director        April 12, 1998
James R. Callender, Sr.


  *                            Director                           April 12, 1998
---------------------------
William Beaton

* By: /s/Noreen G. Wilson
     ----------------------
         Noreen G. Wilson
         Attorney-in-Fact